Exhibit 10.21

RBC CAPITAL MARKETS, LLC

FUTUREs and

CLEARED DERIVATIVES TRANSACTIONS

CUSTOMER ACCOUNT AGREEMENT

INSTRUCTIONS AND CONTENTS

To open one or more accounts with RBC Capital Markets, LLC (“RBCCM”) for engaging in futures and cleared swaps transactions, the following forms (or documents contained therein) must be properly completed and signed by you (the “Customer”) where indicated:

•	Customer Agreement

•	Schedule 1 – Form of Cleared Derivatives Addendum (if applicable), including schedules and annexes thereto.

•	Schedule 2 – Form of ERISA Addendum for Customer and its Advisor (if Customer cannot make the representation contained in Section 3.1(h))

•	Customer Account Application and Documentation

In addition, you must read the disclosure statements applicable to you or the products you trade as provided in the RBC Capital Markets, LLC Disclosure booklet provided to you with the Customer Account Application.

RBC CAPITAL MARKETS, LLC

FUTURES AND CLEARED DERIVATIVES TRANSACTIONS

Customer Agreement

1.	Introduction; CONTRACTS; NO ADVICE

1.1          This Futures and Cleared Derivatives Transactions Customer Agreement (together with all schedules, addenda hereto and the Customer Account Application, the “Agreement”) between RBC Capital Markets, LLC (“RBCCM”) and the customer as defined in the signature block herein (“Customer”) shall govern the one or more futures, options on futures and/or cleared swaps accounts of Customer (collectively, the “Account”) that are carried for Customer by RBCCM, and sets forth the terms of RBCCM’s agreement to act as Customer’s broker for the execution, clearance and/or carrying of commodity contracts, futures contracts, swaps, forwards, options on futures contracts and similar transactions and options thereon and interests therein (including, without limitation, exchange for risk transactions, block trades and, to the extent not governed by any other agreement between the parties, commodities delivered as a result of the settlement thereof) (collectively, “Contracts”).

1.2          This Agreement also includes, and each of the Customer and RBCCM expressly agrees to apply, the Cleared Derivatives Addendum substantially in the form attached at Schedule 1 hereto (as such addendum may be amended from time to time and agreed between the parties to this Agreement), to Cleared Derivatives Transactions (as defined therein) and, if applicable to Customer, Schedule 2 (ERISA Addendum). This Agreement also incorporates the information contained in Customer’s completed account application (“Customer Account Application”) and any accompanying documents, as listed in the Instructions and Contents thereto. For purposes of this Agreement, “Business Day” means a day, other than a Saturday, Sunday or New York or United States Federal holiday, on which commercial banks are open for business in New York, New York.

1.3          Customer agrees that RBCCM is responsible solely for the execution, clearing and/or carrying of Contracts in the Account in accordance with the terms of this Agreement. Customer is responsible for all investment and trading decisions for the Account. Any advice or market information communicated by RBCCM with respect to any Account opened by Customer hereunder is incidental to the conduct of RBCCM’s business as a futures commissions merchant and such advice or information does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any Contract and will not serve as the primary basis for any decision by or on behalf of Customer. RBCCM shall have no discretionary authority, power or control over any decisions made by or on behalf of Customer in respect of the Account, regardless of whether Customer relies on the advice of RBCCM in making any such decision. Customer acknowledges that RBCCM and it managing directors, officers, employees and affiliates may take or hold positions in, or advise customers concerning, contracts that are the subject of advice from RBCCM to Customer. The trading recommendations and advice of RBCCM and its managing directors, officer, employees and affiliates, while provided in good faith, may be inconsistent with or contrary to positions held by RBCCM or its affiliates and any advice given by RBCCM to Customer. Customer understands that all price quotations, trade reports and other information are subject to correction, as well as delays in reporting.

2.	applicable law

2.1          The Account and each Contract shall be subject to: (a) the Commodity Exchange Act, as amended from time to time (“CEA”), and all rules (“CFTC Regulations”) and interpretations of the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”); (b) as applicable, the Securities Exchange Act, as amended from time to time, and all rules and interpretations of the Securities and Exchange Commission (“SEC”); (c) all applicable laws and the regulations, rules and orders of all regulatory and self-regulatory organizations with appropriate jurisdiction, including, but not limited to, the constitution, by-laws, rules, regulations, orders, adjustments, rulings, resolutions, interpretations and customs and usages of the contract market, exchange, board of trade, swap execution facility, or trading facility, system or platform (each, an “Execution Facility”) or the clearing organization (“Clearing Organization”) where such Contract is executed and/or cleared; and (d) any other laws, rules, regulations or customs, usages or practices of the industry applicable to the trading of Contracts (items referred to in clauses (a) through (d) (inclusive) are referred to collectively as “Applicable Law”).

2.2          Neither RBCCM nor any of its partners, officers, employees or agents shall be liable as a result of any action taken by RBCCM, or any floor brokers, executing brokers, carrying brokers or clearing brokers, to comply with Applicable Law. The provisions of this Applicable Law section shall survive the termination of this Agreement.

3.	Representations

3.1          Customer represents, warrants and covenants to RBCCM, as of the time of entering into this Agreement and as of the time of entering into each Contract (at which such time Customer shall be deemed to repeat each of the representations, warranties and covenants below) that:

(a)            it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant, in good standing under such laws;

(b)           (i) it is duly authorized to (A) enter into this Agreement and effect any Contract entered into in connection herewith, (B) perform its obligations under this Agreement and any Contract entered into in connection herewith (including, but not limited to, the transfer of required margin and the grant of a security interest in Collateral (as defined in the Security section below), (C) deliver this Agreement and any Contract entered into in connection herewith, and (ii) it has taken all necessary action to authorize such execution, performance and delivery;

(c)            it has obtained all authorizations of any governmental body or other consents required in connection with this Agreement or any Contract entered into in connection herewith, such authorizations or consents are in full force and effect and all conditions of any such authorizations or consents have been complied with and the execution of this Agreement does not violate any Applicable Law, charter, ordinance or other agreement applicable to Customer;

(d)           no litigation, arbitration or administrative proceeding or claim is in progress, pending or, to Customer’s knowledge, threatened, that could affect the legality, validity or enforceability of this Agreement or any Contract entered into in connection herewith, or Customer’s ability to perform its obligations under this Agreement or any Contract entered into in connection herewith;

(e)           each person executing this Agreement is duly authorized to do so;

(f)            each of the persons acting for Customer are duly authorized and empowered to give instructions to RBCCM on behalf of Customer to take any action with respect to Contracts;

(g)           except as disclosed in writing to RBCCM in the Customer Account Application, Customer is acting solely as principal and not as agent for any other party and no one other than Customer has any interest in or control over the Account;

(h)           at all times during the existence of an Account, such Account shall not contain: (i) plan assets subject to the provisions of Title I, Subtitle B, Part 4 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (“Code”), or (ii) assets of a governmental plan or other plan subject to restrictions similar or analogous to those contained in the foregoing provisions of ERISA or the Code;

(i)            all trades and transactions effected by Customer under this Agreement comply with Applicable Law, are legitimate and all monies and assets applied to such transactions are the result of bona fide activities;

(j)            it has, on each date on which it transfers margin to RBCCM under this Agreement, the full and unqualified right to transfer margin to RBCCM as required under the terms of this Agreement or any Contract entered into in connection herewith, and any such margin so transferred shall be beneficially owned by Customer and free and clear of any mortgage, lien, claim, charge or other encumbrance on each such date and the provision of such margin to RBCCM will not constitute or result in a breach of any trust, agreement or undertaking whatsoever;

(k)            it is responsible for the agents it selects and expressly waives any and all claims, rights or causes of action which Customer has, or may have, against RBCCM, its directors, officers or employees arising in whole or in part, directly or indirectly, out of any act or omission of such party;

(l)             it agrees RBCCM is not acting as a fiduciary for or an advisor to Customer in respect of the Account, this Agreement or any Contract entered into in connection herewith; and

(m)           if Customer engages in any “exchange for related position” transactions, including but not limited to an exchange of futures for physicals, swaps, options or other physical or financial instruments, (collectively “EFRPs”): (i) it will, upon request, provide RBCCM with sufficient evidence of the related instruments or goods; (ii) as required by applicable laws, rules and regulations, Customer shall create, retain and produce upon request of the applicable exchange, government authority, regulatory self-regulatory organization documents (including, but not limited to, contracts, confirmations invoices and documents of title) with respect to the related transactions underlying an EFRP; (iii) it has reviewed and understands the applicable provisions of the rulebooks of each Execution Facility and Clearing Organization concerning EFRPs; and (iv) all EFRPs will comply with such rules and regulations, including, but not limited to, the obligation that all EFRPs be “bona fide” transactions.

3.2          RBCCM represents, warrants and covenants to Customer that, at the time of entering into this Agreement and at the time of entering into each Contract (at which such time RBCCM shall be deemed to repeat each of the representations, warranties and covenants below):

(a)            it is duly registered as a futures commission merchant (“FCM”) under the CEA;

(b)           it is not subject to any order, judgment, or decree of any court of competent jurisdiction preventing RBCCM from engaging in or continuing to engage in clearance and settlement of Contracts as a member of each applicable clearing organization or exchange where it is a member; and

(c)           it is not suspended or expelled from membership in the applicable Clearing Organization or Execution Facility or disqualified with respect to membership or participation in any United States self-regulatory organization where it is a member.

4.	Commissions, Costs, Fees and other payments

4.1          Customer understands that RBCCM charges commissions for the execution and/or clearing of Contracts based upon its commission rates in effect at the time of execution and clearing or agreed to with Customer from time to time. In addition to such commissions, Customer agrees to pay such other costs or expenses incurred in connection with Contracts, including without limitation:

(a)           all brokerage charges, give-up fees, commissions and service charges as RBCCM may from time to time charge as memorialized in a written schedule of commissions and charges, together with all other applicable fees, charges, taxes and duties;

(b)           all Execution Facility, Clearing Organization, NFA or other regulatory or self-regulatory fees, charges, fines, penalties, or other expenses, and any taxes incurred or imposed with respect to the Account;

(c)           any trading losses, periodic payments, premiums, debit balance, deficiency, or other liability related to the Account;

(d)           any tax imposed with respect to any transaction by any competent taxing authority;

(e)           any interest, as is customarily charged by RBCCM based upon its rates then in effect or, at a rate as may be agreed between Customer and RBCCM from time to time in writing signed by both parties, on any debit balance or deficiency with respect to the Account; and

(f)            any other charges or costs incurred by RBCCM with respect to the Account, including, but not limited to, reasonable attorneys’ fees incurred in collecting any unpaid debit balance or deficiency.

4.2          If insufficient funds exist in the Account for any such payment under this Commissions, Costs, Fees and Other Payments section, Customer agrees that any payment required to be made hereunder shall be made by wire transfer to an account designated by RBCCM, unless otherwise agreed by RBCCM.

4.3          If Customer makes any payment hereunder or pursuant hereto which is subject to any deduction or withholding whatsoever, Customer shall pay to RBCCM such additional amount as is necessary to ensure that the amount actually received by RBCCM will equal the full amount RBCCM would have received had no such deduction or withholding been made.

4.4          Customer shall be responsible for any RBCCM internal or regulatory capital charges of cost of funding or other costs relating to Customer’s delay in posting margin or making any payments or deliveries.

5.	Margin and OTHER OBLIGATIONS

5.1          Customer shall timely deposit and maintain with RBCCM at all times initial or original margin for Customer’s Account (including any additional initial margin amount required of RBCCM by the relevant Execution Facility and/or Clearing Organization in respect of non-hedge positions and any additional initial margin imposed by the relevant Execution Facility and/or Clearing Organization as a result of Customer’s violation of any risk or position limit). Customer shall pay to RBCCM, upon a demand made by RBCCM by 11:00 AM Central Time on any business day, the amount of any additional or variation margin required by Applicable Law for the Account and any additional amounts as may be required by RBCCM in its commercially reasonable discretion (which may be required prior to establishing any positions or Contracts) by 2:00 PM Central Time on that business day. If such a demand is made after 11:00 AM Central Time on any business day, Customer shall pay to RBCCM the margin by 11:00 AM Central Time on the next business day. Customer may also be required (in RBCCM’s sole discretion) to fund any margin requirements related to Contracts before such Contracts are entered into. Customer acknowledges that an Execution Facility and/or Clearing Organization may increase the amount of minimum initial margin required by it in respect of an open position at any time and, in particular, may make intraday calls for margin and Customer agrees to meet such calls within one hour.

5.2          RBCCM shall advise Customer of the types of assets RBCCM will accept, as eligible margin, which may be subject to valuations, haircuts and concentration limits imposed by Applicable Law or RBCCM. In no event shall RBCCM accept letters of credit from Customer as margin for cleared swaps.

5.3          RBCCM may in its sole discretion reject or delay its acceptance of any Contract or its processing of any order while determining the Account’s margin status and decline to accept any Contract or order which would leave the Account undermargined.

5.4          Customer acknowledges and agrees that RBCCM shall have the right to transfer or pledge Collateral (as hereinafter defined) deposited by Customer to any Execution Facility and/or Clearing Organization, or to transfer or pledge other property to any Execution Facility and/or Clearing Organization in substitution for margin, and that any such transfer, pledge or substitution shall not affect RBCCM’s rights or Customer’s obligations under this Agreement.

5.5          RBCCM shall treat all Collateral in the Account as belonging to Customer and shall segregate such Collateral in accordance with Applicable Law.

6.	Netting OF PAYMENTS AND DELIVERIES

Unless otherwise specified by RBCCM, and subject to Applicable Law, all payments and deliveries between Customer and RBCCM with respect to the Account shall be made on a net basis and RBCCM shall not be obligated to make any payment or delivery to Customer unless and until RBCCM has received from Customer all appropriate documents, deliveries and/or good funds then due and owing by Customer to RBCCM. Customer acknowledges that it shall be a satisfaction and discharge of any payment or delivery obligation of RBCCM hereunder for such payment or delivery to be made by RBCCM to Customer on such net basis.

7.	Security

7.1          Except to the extent proscribed by Applicable Law not subject to waiver, all Contracts, cash, securities, and/or any other property of Customer (either individually or jointly held with others) whatsoever (collectively, with all proceeds thereof, the “Collateral”) at any time held by RBCCM, or carried by others on behalf of the Account either individually or on an omnibus basis for customers of RBCCM, hereby are pledged to RBCCM and shall be subject to a general lien, first priority security interest and right of offset and recoupment in RBCCM’s favor to secure any indebtedness or other amounts, obligations and/or liabilities at any time owing from Customer to RBCCM or its affiliates (collectively, the “Customer’s Liabilities”). To the extent permitted by Applicable Law regarding segregation, investment and pledging of Collateral, Customer hereby grants RBCCM the right to borrow, pledge, repledge, hypothecate, rehypothecate, loan or invest any of the Collateral, and without any obligation to pay or to Account to Customer for any interest, income or benefit that may be derived therefrom. RBCCM shall be under no obligation to deliver the same property deposited with RBCCM or received by RBCCM for the Account of Customer, but may deliver other property of like or equivalent kind or amount.

7.2          Customer covenants and warrants that it shall not grant any lien or security interest on the Collateral to any person without the prior written consent of RBCCM.

8.	events of default

8.1          Each of the following shall constitute an event of default by Customer (each, an “Event of Default”):

(a)            Customer: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they come due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) (A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor, or similar official, or (B) it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any insolvency or bankruptcy law or similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief of the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of the jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) above (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(b)           Customer breaches or fails to timely and fully perform any of its obligations to RBCCM hereunder, including, but not limited to, failure to pay margin or premium under this Agreement or any Contract entered into in connection herewith;

(c)            if Customer states that it will not perform any material obligation to any RBCCM Affiliate under this Agreement or under any other agreement between Customer and an RBCCM Affiliate or Customer otherwise disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of this Agreement or any other agreement between the Customer and an RBCCM Affiliate;

(d)           any material representation, warranty or covenant made by Customer under or in connection with this Agreement or any Contract entered into in connection herewith is not, or ceases to be, accurate and complete in any material respect;

(e)           any organization of which Customer is a member, or any regulatory authority with competent jurisdiction over Customer suspends the conduct of Customer’s usual business or revokes authorizations, membership, licenses or other similar approvals;

(f)            any execution facility, clearing organization, self-regulatory organization or governmental or quasi-governmental authority, orders an emergency or other material action which affects the ability of the Customer to perform or requires liquidation of Customer’s Account;

(g)           if, after notifying Customer and offering Customer the opportunity to provide adequate assurances acceptable to RBCCM within a reasonable period of time under the circumstances, (i) RBCCM considers it necessary for RBCCM’s protection or to prevent what it believes to be a material violation of Applicable Law, or (ii) any action is taken or event occurs which RBCCM considers, in its sole discretion, might have a material adverse effect upon Customer’s ability to perform its obligations under this Agreement;

(h)           the occurrence of any default, termination event or similar condition (howsoever characterized, (which, for the avoidance of doubt, includes, without limitation, the occurrence of an Additional Termination Event under any ISDA Master Agreement) by Customer or Customer’s Guarantor (if any) under any other agreement with RBCCM or an RBCCM Affiliate, including but not limited to an ISDA Master Agreement, swap agreement, repurchase agreement, forward contract, securities agreement,  master netting agreement, any agreement for borrowed money or any guaranty or other credit support document relating to the foregoing; or

(i)            if Customer has been required to submit a guaranty issued by a parent, affiliate or third party to guaranty the obligations of the Account (“Guarantor”), the occurrence of any of the above events of default has occurred with respect to the Guarantor or Guarantor has withdrawn the guaranty without the consent of RBCCM.

9.	remedies

9.1          If an Event of Default has occurred, or if directed or required by a regulatory or self-regulatory body or Execution Facility and/or Clearing Organization, RBCCM may, in its sole discretion, and subject to Applicable Law, exercise one or more of the following rights on behalf of itself and as agent for the Affiliates (each, a “Remedy” and collectively the “Remedies”):

(a)            liquidate, close-out, terminate any Contracts or cancel any or all of Customer’s open or outstanding orders or other Account activities with RBCCM, including, without limitation terminating any or all of RBCCM’s obligations for future performance to Customer hereunder, and recover related costs from Customer;

(b)           treat any or all of Customer’s obligations due to RBCCM as immediately due and payable;

(c)           set-off any obligations of RBCCM to Customer against any obligations of Customer to RBCCM;

(d)           sell any Collateral and apply any Collateral or the proceeds of the sale of any Collateral to satisfy any obligations of Customer to RBCCM;

(e)           buy, sell or liquidate any other funds, securities or property of Customer within the custody of RBCCM, whether or not within the Account, to satisfy any obligations of Customer to RBCCM, and/or enter into and/or liquidate straddle or spread positions, in such manner as RBCCM determines to be commercially reasonable or otherwise hedge or engage in other risk reducing transactions; and

(f)            borrow or buy any options, securities, Contracts or other property for the Account or hedge, or enter into any other risk reducing transaction, including exchange of futures for risk transactions on behalf of the Account as RBCCM deems necessary and recover related costs from Customer;

9.2          RBCCM may exercise each Remedy without any additional demand for margin or additional margin or notice of sale or purchase or other notification to Customer. In all cases, a prior demand, call or notice of the time or place of sale or purchase shall not be considered a waiver of RBCCM’s right to exercise any Remedy without demand, call or notice as herein provided. Any purchase, sale, offset or liquidation may be made in RBCCM’s sole discretion. RBCCM shall not be responsible or liable for any losses incurred by Customer, including accrued or anticipated lost profits, or any damages which Customer may suffer, because of any RBCCM action or inaction with respect to its Remedies. For the avoidance of doubt, any Contract entered into by RBCCM pursuant to this Remedies section on behalf of Customer that offsets a Contract in the Account, shall, in accordance with applicable Clearing Organization regulations and procedures, be deemed pro tanto a settlement or adjustment of the original Contract and, accordingly, a reduction in the Account’s open position in the relevant Contract.

9.3          Any purchases and sales by RBCCM pursuant to this Remedies section may be effected, in the sole discretion of RBCCM: (a) in public or private transactions, (b) in whatever manner and with whatever counterparty RBCCM deems appropriate, (c) at such prices at RBCCM deems satisfactory all in accordance with Applicable Law

9.4          Customer appoints RBCCM as Customer’s attorney-in-fact to sign, complete, and deliver any and all documents necessary or appropriate to enter into Contracts or exercise other Remedies in accordance with this Remedies section.

9.5          In all cases, Customer shall remain liable for the payment of any deficiency remaining in the Account upon demand, together with interest thereon at RBCCM’s rate then in effect or as may be agreed between Customer and RBCCM, and all costs relating to collection by RBCCM under any Remedy (including reasonable attorney’s fees and expenses).

9.6          For the purposes of this Agreement, “Affiliate” means, in respect of RBCCM, RBCCM’s parent company and all companies controlled by or under common control with, RBCCM.

9.7          Any sum resulting from a liquidation and termination under another agreement between Customer and RBCCM may at RBCCM’s discretion be added to or discounted from the amounts owed pursuant to this Remedies section.

9.8          Any sum resulting from a liquidation and termination pursuant to this Remedies section shall be applied to any outstanding amounts owed to RBCCM or RBCCM Affiliates hereunder or other expenses incurred by Customer in the Account owed to third parties (such as give-up fees) and any remainder thereafter will be remitted to Customer.

10.	CONTRACTS; Position Limits; CLEARING

10.1        RBCCM agrees to act as Customer’s agent for the execution, clearance and/or carrying of Contracts hereunder. Notwithstanding this or any provision in this Agreement, RBCCM is not required to act in accordance with Customer’s instructions with respect to Contracts where to do so would constitute a breach of any Applicable Law. RBCCM reserves the right to refuse to clear a Contract or accept any order from Customer in RBCCM’s discretion, though RBCCM agrees to promptly notify Customer of any such refusal.

10.2        Customer will not exceed any position limits that may be established by RBCCM in its sole discretion or any limits imposed by Applicable Law. RBCCM shall have the right, at any time and in its sole discretion, to immediately limit the size and number of open positions (net or gross), Contract types and other Contract parameters of or applicable to Customer with respect to the Account. RBCCM shall promptly notify Customer of the need for RBCCM to so limit the size of Customer’s open positions.

10.3        Absent a separate written agreement with Customer with respect to “give-up” transactions, RBCCM may, in its sole discretion, but shall not be obligated to, accept from executing brokers Contracts executed by such brokers that are to be given up to RBCCM for clearance or carrying in any Account If there is a give-up agreement in place, RBCCM will accept a transaction given up to it for clearing hereunder only if acceptance thereof would not breach any position or other limits applicable to the Account. RBCCM shall not be liable to Customer for any losses, costs, expenses or damages arising from any discrepancy between details in Customer’s instructions to an executing broker and details of transactions submitted to RBCCM for clearing. Any dispute relating to a transaction given up or attempted to be given up to RBCCM for clearing shall be determined pursuant to requirements imposed under Applicable Law.

10.4        RBCCM, for and on behalf of Customer, is authorized in its discretion to select floor brokers and, on Exchanges where RBCCM is not a clearing member, clearing brokers, which will act as brokers and agents in connection with transactions in Contracts for the Account. RBCCM shall use reasonable care and skill, act in good faith and exercise due diligence when selecting floor brokers or clearing brokers.

11.	Communications

11.1        RBCCM may transmit all reports of Contracts, confirmations, statements, notices and other communications required or permitted under this Agreement or Applicable Law to Customer at the address or email or to any of the telephone or facsimile numbers specified by Customer on its Customer Account Application, or at such other address, email or number as Customer may specify by advance written notice to RBCCM. Any report, statement, notice or other communication transmitted to Customer may be given in the following manners and shall be deemed delivered, whether or not Customer actually received them: (a) in the case of a communication transmitted to Customer orally, by email, telephone or fax, immediately upon transmission to Customer, (b) if in writing and delivered in person or by courier, on the date it is delivered, or (c) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is deposited in the mail.

11.2        Customer agrees to give RBCCM all notices hereunder (a) by telephone, promptly confirmed in writing, or (b) by email or facsimile (provided that customer’s facsimile machine generates proof of the facsimile transmission and Customer retains that proof of transmission). Customer agrees to be responsible for any failure to notify RBCCM where it is required to, and for any delay in notifying RBCCM of any errors or omissions in any Contracts, confirmations, statements, notices and other communications. Any required notification by the Customer should be directed to:

RBC Capital Markets, LLC —Client Services

500 West Madison Street
Suite 2500
Chicago, IL 60661
Telephone: 312-559-2050
Email: futuresclientservice@rbccm.com
Facsimile: 312-559-2055

11.3        Communications from Customer to RBCCM shall be deemed received by RBCCM only when actually received. Any oral instructions accepted by RBCCM shall be deemed not to violate any laws or regulations requiring contracts to be in writing and Customer hereby waives any such defense.

12.	CONFIRMATIONS AND STATEMENTS

12.1        Confirmation of Contracts and any other notices, reports or statements sent to Customer by RBCCM shall be conclusive and binding on Customer unless Customer notifies RBCCM to the contrary: (a) in the case of an oral notice, report or statement, immediately upon Customer or its agent receiving it or (b) in the case of a written notice, report or statement (including, without limitation, those communications delivered electronically), promptly following receipt of such notice, report or statement but in any event before the opening of trading on the Execution Facility on which such transaction occurs on the business day immediately following the trade date. Customer shall immediately notify RBCCM if Customer does not receive confirmation of a Contract it believes has been executed. Absent giving such notice, or willful misconduct or gross negligence on the part of RBCCM, Customer shall be deemed estopped from objecting, and to have waived any such objection, with respect to the execution or non-execution of such Contract. Customer agrees to be responsible for any delay or failure in notifying RBCCM of any errors or omissions.

12.2        RBCCM has the right to correct any error or omission it discovers, and adjust Customer’s Account accordingly. RBCCM shall promptly notify Customer in writing of adjustments made to the Account.

13.	Delivery Obligations

13.1        If Customer has a Contract position which could require Customer to sell or deliver any property, Customer shall either supply RBCCM with the property to be so delivered, or with instructions to cover the position, in such manner and before any deadline RBCCM may set. If Customer fails to do so then RBCCM may purchase or borrow for the account of Customer (on such terms and conditions as RBCCM in its sole discretion may determine) any property necessary to make such sale or delivery. If Customer has a Contract position which could require Customer to take delivery of any property, Customer shall deposit sufficient funds with RBCCM for RBCCM to do so, on demand by RBCCM, or give RBCCM instructions to liquidate the position, before any deadline RBCCM may set. Customer must provide RBCCM with three (3) Business Days’ notice prior to last notice day or last trading day (whichever is sooner) if Customer intends to make or take delivery of any Contract.

13.2        RBCCM shall have no responsibility for any action that it takes or fails to take with respect to any Contract unless and until RBCCM receives acceptable and timely instructions from Customer indicating the action to be taken.

14.	Furnishing Information; reporting and disclosure

14.1        To ensure compliance with Applicable Law and to timely respond to regulatory requests, RBCCM may, from time to time, contact Customer to obtain certain documents and information. Customer agrees to promptly furnish RBCCM with such documents and information as RBCCM requests, including, but not limited to information regarding cash or OTC positions related to any exchange for risk transaction or any position limit.

14.2        Customer acknowledges that RBCCM may provide certain portions of its services under this Agreement to Customer utilizing third-party service providers and Customer consents to the use of such third-party service providers including such third-party service providers having access to information regarding Customer’s transactions under this Agreement. Customer agrees to cooperate with any reasonable request RBCCM may make in order to respond to any inquiries made by any third-party service provider.

14.3        Customer shall promptly notify RBCCM of any material adverse change to the financial condition of Customer, regardless of whether Customer has previously furnished financial information to RBCCM.

15.	Events Beyond RBCCM’s Control; liability; responsibility for losses

15.1        To the extent permitted by Applicable Law, Customer agrees to waive any and all claims, rights or causes of action which it has or may have against RBCCM or its officers, employees, agents or Affiliates (collectively, the “RBCCM Group”) for any consequential or punitive damages and to limit any claims or rights arising out of any Contracts executed or not executed, or otherwise arising from this Agreement or the Account, to Customer’s direct out-of-pocket damages. References in this Agreement to Applicable Law are not intended to establish any private right of action or any other basis for any claim by Customer. No member of the RBCCM Group shall be liable as a result of any action taken by RBCCM, any member of the RBCCM Group or any clearing brokers or floor brokers, to comply with Applicable Law.

15.2        RBCCM Group shall not be liable for any expenses, losses, damages, liabilities, demands, charges, claims, penalties, fines and taxes of any kind or nature (including legal expenses and attorneys’ fees) (“Losses”) by or with respect to any matters pertaining to any Account, except to the extent that such Losses have resulted from RBCCM Group’s gross negligence or willful misconduct. In no way shall any of the RBCCM Group be liable for any Losses caused directly or indirectly by any events beyond its control, including, without limitation, any: (i) governmental, judicial, Execution Facility, Clearing Organization, or other self-regulatory organization action or order; (ii) labor disputes, riots, sabotage, insurrection, fires, flood, storm, explosions, earthquakes, electrical power failures, acts of God, war, both declared and undeclared, or acts of terrorism; (iii) suspension or termination of trading; (iv) delays or failures in the performance of any of RBCCM’s obligations hereunder, directly or indirectly caused by the occurrences of any contingency beyond the direct control of RBCCM, including, but not limited to, a breakdown or failure of hardware, software, electronic trading systems, order routing systems, or other transmission systems, devices or communication facilities, including where such failure is caused by a computer virus; (v) failure or delay by any Execution Facility or Clearing Organization with respect to any Contracts executed and/or cleared for Customer’s Accounts.

15.3        RBCCM Group shall have no liability for, and Customer agrees to hold RBCCM Group harmless from, all Losses that result from: (a) Customer’s or its agents’ misrepresentation, act or omission, (b) RBCCM Group following Customer’s or its agents’ directions or failing to follow Customer’s or its agents’ unlawful or unreasonable directions; (c) any advice, recommendation or prediction made or given by a representative of RBCCM whether or not made or given at the request of Customer; (d) any activities or services of RBCCM Group in connection with the Account (including, without limitation, any technology services, reporting, trading, or research services); or (e) any action taken by RBCCM to exercise its remedies pursuant to the Remedies section of this Agreement. Nothing in this paragraph shall in any manner restrict RBCCM’s rights pursuant to the Events of Default and Remedies sections of this Agreement.

15.4        Customer acknowledges that business on an Execution Facility or Clearing Organization may from time to time be suspended, restricted, closed or otherwise impeded (a “Business Impediment”). Any such Business Impediment may result in RBCCM being unable to enter into, clear or otherwise effect Contracts. Customer shall remain fully liable for all existing open positions, new positions or eliminated positions notwithstanding any such Business Impediment.

15.5        RBCCM does not guarantee the performance of any Execution Facility or Clearing Organization, clearing firm or other third party (including floor brokers and banks) and shall have no responsibility or liability to Customer hereunder in connection with the performance or non-performance by any such person to RBCCM of its obligations in respect of any Contract or other property of the Customer.

15.6        Customer hereby agrees to compensate RBCCM Group for any and all (i) Losses incurred by RBCCM Group in connection with the execution and/or clearing of Contracts for Customer’s Account(s) hereunder, other than such Losses for which RBCCM Group is responsible pursuant to the provisions above and (ii) Losses incurred by RBCCM Group as a result, directly or indirectly, of Customer’s failure to comply with any provision of, or to perform any obligation under, this Agreement.

16.	Transfer of Funds

Customer hereby expressly agrees that RBCCM may, without prior notice to Customer, transfer between or among any regulated or unregulated Account(s) and any other account(s) in which Customer has an interest (maintained with RBCCM or any RBCCM Affiliate) such amount of funds, equities, securities or other property which in RBCCM’s reasonable business judgment may be necessary, including to avoid margin calls or to reduce a debit balance or otherwise satisfy any obligation owing to RBCCM or its Affiliates. As permitted by Applicable Law, RBCCM and Customer understand and agree that they intend this provision to be enforceable by and for the benefit of each Affiliate. Although it is impracticable to identify each such Affiliate by name, the parties nevertheless agree that this provision extends to each party which holds Customer assets or with whom Customer has or will have a contractual relationship.

17.	Termination; TRANSFER OF POSITIONS

17.1        This Agreement shall continue in force until notice of termination is given in accordance with the Communications section of this Agreement: (a) by Customer to RBCCM at any time in writing or (b) by RBCCM to Customer upon at least five (5) days’ notice of such termination. Termination of this Agreement shall not, however, relieve either party of any liability or obligation incurred prior to such termination. Once notice of termination has been given by either RBCCM or Customer, RBCCM shall be under no obligation to accept any new Contracts or orders under this Agreement.

17.2        Customer shall, after receiving notice of termination from RBCCM, either close out or liquidate open positions in the Account (and in so doing satisfy all liabilities to RBCCM arising hereunder including, without limitation, payment of any applicable commissions, fees and expenses due to RBCCM hereunder) or elect and arrange for such open positions (Contracts and Collateral) to be transferred to another registered FCM clearing member. Such close out, liquidation or transfer shall be effected by Customer within fifteen (15) Business Days after delivery of such notice to Customer. In the event that Customer does not close-out, liquidate or transfer to another registered FCM clearing member all open positions in the Account by such date, RBCCM shall have the right to exercise any of the rights set forth in the Remedies section of this Agreement. In the event RBCCM terminates this Agreement, other than due to an Event of Default pursuant to the Events of Default section hereof, Customer shall not be liable for the costs related to any election by it to have its open positions transferred to another registered FCM clearing member (including any fees related to such transfer). Customer shall first satisfy all liabilities it has to RBCCM arising hereunder.

17.3        In the event this Agreement is terminated by either party and Customer elects to have its positions or a portion thereof transferred to another registered FCM upon satisfaction by Customer of all liabilities to RBCCM arising hereunder (including, without limitation, payment of any applicable commissions, fees and expenses due to RBCCM), RBCCM shall transfer (a) to the relevant transferee all such Contracts then held in the Account and related Collateral, and (b) to such transferee or another person, as Customer may instruct, all remaining cash, securities and other property held in the Account. If Customer has requested this Agreement be terminated, it shall terminate upon the final transfer of positions and Collateral. If such transfer represents less than all Contracts, any such transfer will be subject to a condition that Customer deliver to RBCCM prior to the transfer such margin as is required by RBCCM in addition to such margin that is otherwise required by Applicable Law hereunder. The representations and indemnities contained in this Agreement shall survive any termination of this Agreement. Customer shall be responsible to RBCCM for all fees related to such transfer.

18.	Tape Recordings

Each party to this Agreement may record or monitor in real-time any telephone conversation between any of its employees or employees of its Affiliates with the other party. Any records of such conversations are the recording party’s sole property. Each party agrees to such recording without further notice, and agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel through manuals, policies or otherwise. Each party waives any and all rights to object to the admissibility into evidence of any such recording in any legal proceeding, and accepts such records as conclusive evidence of the content of such conversations. In addition, communications by mail, electronic communications systems, facsimile or otherwise may be monitored and recorded by either party. However, this Agreement shall not obligate either party to make or maintain any such recordings.

19.	Currency Exchange Risk

If any Contract is effected on any Execution Facility or Clearing Organization in a foreign currency, any profit or loss arising as a result of a fluctuation in the exchange rate affecting such currency will be entirely for the account and risk of Customer. Initial and subsequent deposits of margin shall be made in United States currency, unless RBCCM requests any such deposit in the currency of some other country, in which case such deposit shall be made in such currency. Unless Customer shall have given RBCCM specific written instructions to the contrary, when any Contract is liquidated, RBCCM shall debit or credit the Account in the relevant currency of the Contract and shall convert on a monthly basis the balance in the Account in United States currency at a rate of exchange determined by RBCCM in good faith and on the basis of prevailing market rates.

20.	prevention of money laundering aND terroriSt financing

Without prejudice to the other provisions hereof, RBCCM is required to act in accordance with the laws, regulations and requests or public and regulatory authorities operating in various jurisdictions which relate to, among other things, the prevention of money laundering, terrorist financing and the provision of financial and other services to any persons or entities which may be subject to sanctions. Applicable Law requires financial institutions such as RBCCM to obtain, verify and retain identifying information about each Customer Account. RBCCM may therefore request Customer’s name and address, and for individuals, date of birth and other identifying information. RBCCM may take any action which it, its sole discretion, considers appropriate to take in accordance with all such laws, regulations and requests and RBCCM will not be liable for losses (whether direct of consequential) or damage suffered by Customer arising out of RBCCM’s compliance with such regulations.

21.	Severability

In the event that any provision of this Agreement or the application thereof to any party hereto is declared to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision, unless the deletion of such provision shall impair the benefits of the remaining provisions of this Agreement.

22.	modification; Amendment

22.1         Whenever any statute shall be enacted which shall affect in any manner or be inconsistent with any of the provisions hereof, or whenever any rule or regulation shall be prescribed or promulgated by the CFTC, an Execution Facility, Clearing Organization or other agency or body having jurisdiction over RBCCM or the Contracts, which shall affect in any manner or be inconsistent with any of the provisions hereof, the provisions of this Agreement so affected shall be deemed modified or superseded, as the case may be, by such statute, rule or regulation, and all other provisions of this Agreement and the provisions as modified or superseded, shall in all respects continue to be in full force and effect. RBCCM shall use commercially reasonable efforts to give notice to Customer of any material change in conduct under this Agreement required by any such statute, rule or regulation.

22.2        Subject to the above, no amendment, modification or waiver in respect of this Agreement shall be effective unless and until agreed in writing (including a writing evidenced by a facsimile or e-mail) executed by both RBCCM and Customer.

23.	waiverS

The rights and remedies conferred upon RBCCM hereunder shall be cumulative, and its forbearance to exercise any right, privilege or remedy available to it under this Agreement or Applicable Law shall not constitute a waiver of its right to take such action at any time thereafter.

24.	representations of the investment advisor [Strike if inapplicable]

24.1         If this Agreement has been entered into by an investment advisor on behalf of the Customer (“Advisor”), Advisor represents and warrants that, as of the date hereof and on the date each Contract is executed or cleared hereunder, that: (a) Advisor has exercised reasonable care to assure that Customer is duly authorized and empowered to execute and deliver this Agreement and to effect purchases and sales of Contracts through RBCCM; (b) Advisor has been authorized by Customer to negotiate, sign and enter into and thereafter amend, without limitation, agreements relating to Contracts (including this Agreement (and any predecessor to this Agreement), electronic trading agreements, give-up agreements, related agreements and acknowledge risk and other disclosure statements on Customer’s behalf); and (C) no person other than Customer and Advisor has or will have any control over the Account, except as otherwise disclosed to RBCCM in writing. Advisor agrees to notify RBCCM promptly in writing, if any above representation or warranty ceases to be accurate and complete in any material respect.

24.2         The parties hereto hereby agree that this Agreement is entered into by Advisor acting solely in its capacity as Advisor and/or authorized signatory of Customer listed herein or any Customer subsequently added by joinder agreement severally and not jointly. It is also understood and agreed that this Agreement shall constitute a separate agreement between RBCCM and the Customer, as if each Customer had executed a separate agreement naming only itself as Customer (a “Separate Agreement”). No Customer shall have any liability under this Agreement for the obligations of any other customer managed by Advisor.

25.	Entire Agreement

This Agreement, the Customer Account Application and the forms annexed hereto between RBCCM and Customer, together constitute the entire agreement between Customer and RBCCM regarding transactions in Contracts, and supersede any prior agreements between the parties with respect to such subject matter. This Agreement shall apply to any Account of Customer carried by RBCCM for the execution, clearance and/or carrying of Contracts, including any such Account opened before this Agreement became effective.

26.	assignment and successors

Neither party may assign this Agreement for any reason whatsoever without the other party’s prior written consent, which shall not be unreasonably withheld, provided that RBCCM may assign this Agreement to a properly registered affiliate authorized to carry the Customer’s account.

27.	Captions

Any captions appearing with each paragraph of this Agreement are for the convenience of the parties. Captions shall not be treated as part of this Agreement, nor shall they change the legal effect of any paragraph.

28.	Governing Law; consent to jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, except to the extent pre-empted by Federal law. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably (a) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, (b) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party, and (c) agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction. Customer also agrees that any service of process mailed to Customer at any address previously specified to RBCCM shall be deemed a proper service of process on Customer.

29.	Waiver of Jury Trial; SOVEREIGN IMMUNITY

29.1        Each of RBCCM and Customer waives any right it may have to a jury trial of any claim or cause of action in connection with this Agreement. This Agreement may be filed as a written consent to trial by the court.

29.2        Each of RBCCM and Customer irrevocably waives, to the fullest extent permitted by Applicable Law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other grounds.

30.	Counterparts

This Agreement may be executed and delivered in counterparts (including by facsimile transmission or by email), each of which shall be deemed an original. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

31.	CROSS-TRADE, BLOCK AND PRE-EXECUTION DISCUSSION CONSENT

Customer agrees that RBCCM, and its managing directors, officers, employees, Affiliates, agents and floor brokers where acting on RBCCM’s behalf, may take the other side of a Contract, or engage in pre-execution discussions, including block trades, in accordance with the provisions and limitations prescribed by Applicable Law.

32.	INCONSISTENCIES

In the case of any inconsistency between the terms of this Agreement and the “Cleared Derivatives Addendum” with respect to “Transactions” (both as defined in the Cleared Derivatives Addendum), the Cleared Derivatives Addendum shall take precedence only with respect to such Transactions.

33.	MASTER NETTING AGREEMENT

This Agreement is a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, and RBCCM shall be entitled to the protections afforded by, among other sections, Section 362(b)(27) and 561 of Title 11 of the United States Code.

34.	ACCEPTANCE

This Agreement shall be deemed to be accepted by RBCCM or become a binding contract between Customer and RBCCM when RBCCM opens an Account for Customer and RBCCM has notified Customer that the Account is open and RBCCM has provided Customer an Account number.

35.	DISCLOSURE acknowledgement

By signature below, Customer acknowledges that it has received the following (please check all boxes):

☒	Customer acknowledges that this Agreement contains a Transfer of Funds and Cross Trade, Block and Pre-Execution Discussion consent provisions.

☒	Customer hereby acknowledges that it has received, read and understands, and has retained a copy of: (1) the Risk Disclosure Statement for Futures and Options (CFTC Regulation 1.55(c)) and (2) the Uniform Futures and Options on Futures Risk Disclosures booklet.

IN WITNESS WHEREOF, Customer has executed this Agreement as of the date written below.

UNITED STATES COMMODITY INDEX FUNDS TRUST, a Delaware statutory trust (the “Trust”), on behalf of each series thereof listed on Appendix A to this Agreement as it may be amended from time to time, severally and not jointly (each a “Fund” or “Customer” and collectively, the “Funds”),

BY: UNITED STATES COMMODITY FUNDS LLC, as Sponsor

By:
Signature

John P. Love, President and Chief Executive Officer
Print Name and Title

June 1, 2018
Date

* The terms of this Agreement shall apply separately and respectively to each Fund, and each reference to the “Trust” herein shall mean the Trust on behalf of each Fund.  RBCCM hereby acknowledges that its rights and obligations with respect to a Fund shall not create any right or other obligations with respect to any other Fund listed on Appendix A, as amended from time to time.  RBCCM agrees to look solely to the assets of the Fund in respect of any claim against or obligation of the Fund.  The RBCCM acknowledges and agrees that liability of the Fund, as a series of the Trust, is limited pursuant to Section 3804(a) of the Delaware Statutory Trust Act, such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Fund shall be enforceable against the assets of the Fund only, and not against the assets of the Trust generally or the assets of any other series of the Trust, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally and any other series of the Trust shall be enforceable against the assets of the Fund.

RBC Capital Markets, LLC

By:
Signature

Print Name and Title

Date

SCHEDULE 1

ADDENDUM

FORM OF CLEARED DERIVATIVES TRANSACTIONS

This Cleared Derivatives Transactions Addendum (“Cleared Derivatives Addendum”) is dated as of [•], supplements the Futures and Cleared Derivatives Transactions Customer Agreement (“Agreement”) that [Customer] (“Customer”) has entered into with RBC Capital Markets, LLC (“Clearing Member”) and, except as the parties may otherwise agree in writing, supersedes any prior addendum to the Agreement between the parties with respect to Cleared Derivatives Transactions.

1.            Interpretation.

(a)           Cleared Derivatives Transactions. Customer acknowledges and agrees that, except as provided below, this Cleared Derivatives Addendum shall apply to all swaps, forwards, options or similar transactions that are (i) entered into by Customer in the over-the-counter market, or (ii) executed or traded by Customer on or subject to the rules or protocols of any multilateral or other trading facility, system or platform, including any communication network or auction facility, permitted under Applicable Law (each, an “Execution Facility”) or any designated contract market, and, in the case of either (i) or (ii), subsequently submitted to and accepted for clearing at a clearing organization, including but not limited to, a derivatives clearing organization registered as such under the Commodity Exchange Act (“CEA”) (each, a “Clearing Organization”) (collectively, “Cleared Derivatives Transactions”) and carried in the Customer account holding such Cleared Derivatives Transactions (the “Cleared Derivatives Account”).1

Cleared Derivatives Transactions under this Cleared Derivatives Addendum shall not include futures contracts and options on futures contracts executed on or subject to the rules of a U.S. designated contract market subject to regulation by the Commodity Futures Trading Commission (“CFTC”) (including derivatives transactions entered into over-the-counter and cleared as futures or options on futures contracts) or on a foreign board of trade subject to regulation in its home jurisdiction.2 Except as otherwise specifically provided in this Cleared Derivatives Addendum or Customer’s transaction confirmations, Cleared Derivatives Transactions shall be deemed for all purposes of the Agreement to be “Contracts,” “Futures,” “Futures Contracts” or such other defined term used in the Agreement to refer to the products covered thereby (such Contracts, Futures, Futures Contracts or such other term, and including without limitation Cleared Derivatives Transactions, hereinafter, “Contracts”).

1              Note to Contracting Parties: Parties should consider whether the defined term “Cleared Derivatives Account” covers the account that holds Cleared Derivatives Transactions as well as any accounts that may hold the related collateral for Cleared Derivatives Transactions. To the extent that the Cleared Derivatives Transactions and related collateral are not held in the same account, parties may wish to amend the definition of “Cleared Derivatives Account” by replacing “carried in the Customer account holding such Cleared Derivatives Transactions (the “Cleared Derivatives Account”)” with “carried in the Customer account holding such Cleared Derivatives Transactions and any associated account(s) holding Credit Support (as defined in Section 7 of this Cleared Derivatives Addendum) (collectively, the “Cleared Derivatives Account”).”

In addition, parties should take care to confirm that this defined term is consistent with the approach they have adopted with respect to separating the liquidation of listed futures and exchange-traded options and Cleared Derivatives Transactions, or integrating the liquidation of such transactions, as more fully discussed in notes 8 and 9 of this Cleared Derivatives Addendum.

2              The extent to which this Cleared Derivatives Addendum will apply to certain security-based swaps, including CDS on narrow-based indices and single names, will depend on the scope of the regulations to be adopted by the Commodity Futures Trading Commission and the Securities and Exchange Commission. This Cleared Derivatives Addendum may have to be revised to reflect those regulatory requirements.

* This Addendum is published by the Futures Industry Association (FIA) and the International Swaps and Derivatives Association (ISDA). It is protected by copyright and cannot be used, revised or distributed except as provided herein or as amended on the publishers’ websites. This Addendum may be reproduced, distributed, and revised solely for the purpose of participants documenting their own commercial transactions. If participants make revisions to the publishers’ Addendum form then they must include the publishers’ copyright notice along with the additional notice: This document is based on the Addendum standard published by the FIA and ISDA. As permitted by the license RBC Capital Markets, LLC has revised the published document. The publishers’ version can be reviewed at www.futuresindustry.org and www.isda.org.

©The Futures Industry Association and the International Swaps and Derivatives Association, Inc. 2012. Reproduction, distribution, and revisions, are permitted solely for the purpose of participants documenting their own commercial transactions. This notice may not be removed.

(b)           Definitions. Unless otherwise specified in this Cleared Derivatives Addendum, all capitalized terms used herein shall have the meanings defined in the Agreement.

2.            Representations, Warranties and Covenants.3 In addition to the representations, warranties and covenants made by Customer in the Agreement, at the time of entering into this Cleared Derivatives Addendum and again upon each date on which a Cleared Derivatives Transaction is submitted to and accepted for clearing and settlement as a Cleared Derivatives Transaction in accordance with this Cleared Derivatives Addendum:

(a)           Clearing Member Representations, Warranties and Covenants. Clearing Member represents, warrants and covenants to Customer that:

(i)      Due Authorization. Clearing Member is, and for so long as it is responsible for Cleared Derivatives Transactions thereon will remain, a Clearing Member of each applicable Clearing Organization and authorized to clear Cleared Derivatives Transactions. Clearing Member is duly registered with the CFTC as a futures commission merchant under the CEA.

(ii)     No Violation. Clearing Member is not subject to any order, judgment or decree of any court of competent jurisdiction preventing Clearing Member from engaging in or continuing to engage in clearing and settlement of Cleared Derivatives Transactions.

(iii)    Qualifications. Clearing Member is not suspended or expelled from membership in the applicable Clearing Organization or any U.S. futures self-regulatory organization.

(iv)     Customer Collateral. Clearing Member shall maintain and treat all collateral deposited by Customer to margin Cleared Derivatives Transactions in accordance with Applicable Law.

(v)      Clearing Member Payee Representations. Clearing Member (or, in the case of a Clearing Member that is a disregarded entity for United States federal income tax purposes, its owner) agrees that each representation specified in the Schedule as being made by it for the purpose of Section 2(a)(v) of this Cleared Derivatives Addendum is accurate and true. Clearing Member will give notice if this representation fails to be accurate and true promptly upon learning of such failure. Such notice will include the new Clearing Member Payee Tax representations and Clearing Member Tax Documents as Clearing Member agrees are accurate and true. Upon delivery of such a notice, the prior Clearing Member Payee Tax representations and Clearing Member Tax Documents are deemed amended as set forth in such notice. The prior Clearing Member Payee Tax representations and Clearing Member Tax Documents shall remain in effect until the date specified in such notice for the purposes of outstanding Cleared Derivatives Transactions.

(b)           Customer Representations, Warranties and Covenants. Customer represents, warrants and covenants to Clearing Member that:

(i)      Eligible Participant. Customer is, and at the time it enters into any Cleared Derivatives Transaction it will be, as applicable with respect to such Cleared Derivatives Transaction, an “eligible contract participant” as defined in the CEA, or, if on or prior to December 31, 2012, an “eligible swap participant” as defined in CFTC Rule 35.1 as in effect prior to December 31, 2011.

3             Note to Contracting Parties: Where relevant, the parties may want to consider including in the Schedule additional terms, representations and warranties relating to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), including matters such as whether the assets involved in the transaction constitute “plan assets” under ERISA or the Code, the availability of an applicable exemption from the prohibited transaction rules under ERISA and the Code and the fiduciary status of the parties. Whether such additional terms, representations and warranties are necessary and advisable is a complex issue, and the parties should consult with counsel and also consider whether they are adequately covered in the Agreement.

(ii)     Due Authorization. Prior to submitting a Cleared Derivatives Transaction for clearing and settlement through Customer’s Cleared Derivatives Account with Clearing Member, Customer will have obtained any approval, authorization, license or permit required by Applicable Law to perform its obligations under this Cleared Derivatives Addendum. Customer will ensure that any such approval, authorization, license or permit remains valid and in force to the extent required under Applicable Law at any time Customer enters into any Cleared Derivatives Transactions or maintains any open Cleared Derivatives Transactions.

(iii)    Relationship Between the Parties. Customer is acting for its own account, and has made its own independent decisions to enter into the Cleared Derivatives Transactions and submit such Cleared Derivatives Transactions for clearing and settlement through Customer’s Cleared Derivatives Account with Clearing Member, based upon its own judgment and upon advice from such advisers as it has deemed necessary, as to whether such action is appropriate or proper. It is not relying on any communication (written or oral) of Clearing Member as investment advice or as a recommendation to enter into and clear the Cleared Derivatives Transactions. Customer is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of entering into and submitting the Cleared Derivatives Transactions for clearing and settlement in accordance with this Cleared Derivatives Addendum, including, but not limited to, the risk that: (1) the regulations applicable to Cleared Derivatives Transactions, including the rules, regulations and procedures of the applicable Clearing Organization and each Execution Facility or designated contract market, if any, that Customer uses in connection with Cleared Derivatives Transactions, may differ from the regulations applicable to the execution and clearing of futures contracts; and (2) such Cleared Derivatives Transactions may not be afforded the same legal and regulatory treatment as may be afforded the execution and clearing of futures contracts. Clearing Member is not acting as a fiduciary for or an adviser to Customer in respect of the Cleared Derivatives Transactions.

(iv)     Customer Payee Representations. Customer agrees that each representation specified in the Schedule as being made by it for the purpose of Section 2(b)(iv) of this Cleared Derivatives Addendum is accurate and true. Customer will give notice if this representation fails to be accurate and true promptly upon learning of such failure. Such notice will include the new Customer Payee Tax representations and Customer Tax Documents as Customer agrees are accurate and true. Upon delivery of such a notice, the prior Customer Payee Tax representations and Customer Tax Documents are deemed amended as set forth in such notice. The prior Customer Payee Tax representations and Customer Tax Documents shall remain in effect until the date specified in such notice for the purposes of outstanding Cleared Derivatives Transactions.

3.             Applicable Law; Other Agreements. Customer acknowledges and agrees that Cleared Derivatives Transactions are governed by the rules of the relevant Execution Facility, designated contract market, if any, and Clearing Organization, all of which shall be deemed to be Applicable Law, and by the terms and conditions of any user agreement or other agreement with any Execution Facility, designated contract market, if any, or Clearing Organization that Customer enters into in order to transact or clear Cleared Derivatives Transactions. Customer further acknowledges and agrees that Clearing Member is acting hereunder in reliance on Customer having obtained such authorizations and approvals, and having entered into such Agreements, as are necessary to perform Customer’s obligations under this Cleared Derivatives Addendum.

4.             Transactions Not Accepted for Clearing. Except as the parties may otherwise agree in writing, either at or prior to the time the relevant transaction is entered into, if a Clearing Organization does not accept a transaction submitted for clearing, Clearing Member shall have no further rights or obligations hereunder with respect to such transaction.

5.             Limitation of Liability. Except as the parties may otherwise agree in writing, Customer understands and agrees that Clearing Member is not responsible for the performance or non-performance by any Clearing Organization with respect to any transaction or any electronic or other system, whether offered by Clearing Member or otherwise, that Customer employs to enter into any transaction. Further, Clearing Member is not a party to any agreement between Customer and any Execution Facility, designated contract market, if any, or Clearing Organization. Clearing Member specifically disclaims all liability for any loss, cost or damage of any type or nature arising from or relating to Customer’s use of any system or device furnished by any Execution Facility or designated contract market, if any, for transactions, unless directly caused by Clearing Member’s gross negligence or willful misconduct. Without limiting the foregoing, no party to this Cleared Derivatives Addendum shall be required to pay or be liable to any other party for any consequential, indirect or punitive damages, opportunity costs or lost profits (whether or not arising from its negligence, gross negligence or willful misconduct).

6.             Transfer of Positions. Except as the parties may otherwise agree in writing or as Applicable Law may hereafter specifically require, upon receipt of a written instruction from Customer containing the information required by National Futures Association Compliance Rule 2-27, as amended, supplemented or interpreted from time to time, or any analogous rule adopted by the National Futures Association intended to apply to Cleared Derivatives Transactions (the “Portability Rule”), Clearing Member, consistent with the requirements of the Portability Rule, shall transfer Customer’s Cleared Derivatives Account, or such portion thereof as Customer shall direct (regardless of whether the Portability Rule is applicable), provided, however, that Clearing Member shall not be required to transfer all or any portion of Customer’s Cleared Derivatives Account if there has been, and is continuing, a Close-out Event (as defined in Section 7 of this Cleared Derivatives Addendum ).

7.            Liquidation Upon a Close-out Event or Tax Liquidation Event.

(a)           Close-out Methodology/Process.

(i)      In the case of:

(A)         a default, event of default or other similar condition or event (however described) that, under the terms of the Agreement, gives rise to any right of Clearing Member to liquidate any or all Cleared Derivatives Transactions held in Customer’s Cleared Derivatives Account or Contracts held in the Customer’s Account (a “Close-out Event”); or

(B)         a Tax Liquidation Event (as defined in Section 8 of this Cleared Derivatives Addendum),

(in either case, a “Liquidation Event”), subject to any limitations set forth in the Agreement, Clearing Member shall be entitled to:

(x) with respect to a Close-out Event, designate a day not earlier than the date of the occurrence of such Close-out Event as the “Liquidation Date” with respect to all Cleared Derivatives Transactions; and

(y) with respect to a Tax Liquidation Event, designate a day not earlier than thirty (30) days from the effective date of written notice to Customer of the occurrence of such Tax Liquidation Event as the “Liquidation Date” with respect to the Affected Transaction(s) that may be terminated in accordance with Section 8(d) of this Cleared Derivatives Addendum.

(ii)     In order to cause the liquidation of all Designated Transactions, Clearing Member will enter into one or more Close-out Transactions at any time on or as soon as commercially reasonable following such Liquidation Date; provided, however, that:

(A)         Clearing Member, and, in the case of Mitigation Transactions, Clearing Member or its affiliates, shall also be entitled at any time to enter into one or more Risk-reducing Transactions and/or Mitigation Transactions; and

(B)         (1) if Clearing Member, after undertaking commercially reasonable efforts, reasonably determines in good faith that: (x) Close-out Transactions for one or more Designated Transactions or Risk-reducing Transactions (or portions thereof), as the case may be, are not readily available, (y) entry into such transactions would produce a result that would not satisfy the Liquidation Standard, or (z) determining the ready availability of such transactions would require the active solicitation of quotations in the relevant market and such active solicitation of quotations would result in valuations under Section 7(b)(i)(B) of this Cleared Derivatives Addendum that would not satisfy the Liquidation Standard, Clearing Member will, after making such a determination, be entitled to value such Designated Transactions or Risk-reducing Transactions (or portions thereof), as the case may be, and

(2) if Clearing Member or any of its affiliates has entered into one or more Mitigation Transactions, Clearing Member or such affiliate will (to the extent it has not liquidated such Mitigation Transactions in accordance with Section 7(b)(i)(A) of this Cleared Derivatives Addendum) value such Mitigation Transactions (or such portions thereof that are not liquidated) corresponding to any Designated Transactions or Risk-Reducing Transactions either liquidated by entry into a Close-out Transaction or deemed liquidated in accordance with Section 7(a)(ii)(B)(xx) of this Cleared Derivatives Addendum, in each case, by (xx) determining the value of such Designated Transactions, Risk-reducing Transactions and/or Mitigation Transactions (or portions thereof) in accordance with Section 7(b)(i)(B) of this Cleared Derivatives Addendum, at which time such Designated Transactions and/or Risk-reducing Transactions (or portions thereof) will be deemed to have been liquidated for purposes of this Cleared Derivatives Addendum, and such Mitigation Transactions (or portions thereof) will cease to be Mitigation Transactions for purposes of this Cleared Derivatives Addendum and be deemed liquidated; (yy) promptly removing such Designated Transactions and/or Risk-reducing Transactions (or portions thereof) from Customer’s Cleared Derivatives Account; and (zz) upon the removal of such Designated Transactions and/or Risk-reducing Transactions (or portions thereof) from Customer’s Cleared Derivatives Account, procuring the return of any margin supporting such Designated Transactions and/or Risk-reducing Transactions at the relevant Clearing Organization(s) to Customer’s Cleared Derivatives Account, subject to Clearing Member’s rights with respect thereto under Section 7(d) of this Cleared Derivatives Addendum.

In determining which actions to take and when such actions should be taken and in taking any such actions in accordance with Section 7 of this Cleared Derivatives Addendum (other than Section 7(a)(i) of this Cleared Derivatives Addendum), Clearing Member (and to the extent relevant, its affiliates) shall act in accordance with the Liquidation Standard. Many factors may be relevant to determining if such action is consistent with the Liquidation Standard, including, but not limited to: managing Clearing Member’s market exposure in respect of Designated Transactions and related Credit Support and Customer Balances in connection with a Liquidation Event; effecting the liquidation in a cost effective manner; the amount of Credit Support and Customer Balances available to Clearing Member in connection with the Liquidation Event; a bankruptcy, insolvency or similar proceeding in respect of Customer and any limitations associated therewith; the prevailing market conditions; and the type, complexity, size and number of Designated Transactions. While these factors may be relevant, Clearing Member must always act in good faith, in accordance with Applicable Law and use commercially reasonable procedures in order to produce a commercially reasonable result.

(iii)    Customer appoints Clearing Member as Customer’s attorney-in-fact to sign, complete, and deliver any and all documents reasonably necessary or appropriate, and to take such other actions or incidental steps that are reasonably necessary, to enter into Close-out Transactions and Risk-reducing Transactions, in each case in order to exercise its rights under Section 7 of this Cleared Derivatives Addendum.

(b)           Termination Amount.

(i)      On or as soon as commercially reasonable following the taking of actions in accordance with Section 7(a) of this Cleared Derivatives Addendum, Clearing Member, and, in the case of Mitigation Transactions, Clearing Member or its affiliates, acting in accordance with the Liquidation Standard, will determine an amount or amounts, if any, payable in connection with the liquidation or deemed liquidation of one or more Designated Transactions or Risk-reducing Transactions (each, a “Termination Amount”), which amounts, subject to the Liquidation Standard, may be determined separately for different liquidated or deemed liquidated Designated Transactions and Risk-reducing Transactions or groups thereof. Subject to Section 7(e) of this Cleared Derivatives Addendum, a Termination Amount will be an amount equal to the sum of:

(A)         the sum of the aggregate amount of trading losses (expressed as a positive number) and trading gains (expressed as a negative number), in each case that are incurred by Clearing Member, and, in the case of Mitigation Transactions, Clearing Member or its affiliates, in entering into Close-out Transactions or Risk-reducing Transactions and entering into or liquidating Mitigation Transactions, including all upfront payments made or received in connection with any such transactions;

(B)         without duplication of amounts determined under Section 7(b)(i)(A) of this Cleared Derivatives Addendum, in respect of any Designated Transactions, Risk-reducing Transactions and Mitigation Transactions or portions thereof that are deemed liquidated in accordance with Section 7(a)(ii)(B) of this Cleared Derivatives Addendum, the sum of the valuations for such transactions (or relevant portions thereof) as of the relevant Close-out Date, taking into account the terms of such transactions, including any payment or delivery obligations of the parties thereto (whether absolute or contingent) in relation to those transactions (or relevant portions thereof) that would have been required to be performed after the relevant Close-out Date and any option rights in relation to such transactions, as determined by Clearing Member or, in the case of Mitigation Transactions, Clearing Member or its affiliates, in good faith and in a commercially reasonable manner, and for which determination Clearing Member may consider, without limitation, (x) quotations (firm or indicative) for Close-out Transactions, or for transactions that would otherwise close out or offset such Designated Transactions, Risk-reducing Transactions or Mitigation Transactions, supplied by one or more third parties, (y) relevant market data supplied by one or more third parties, including relevant prices, marks and other market data provided by the Clearing Organization on which a Designated Transaction, Risk-reducing Transaction or, if applicable, Mitigation Transaction is cleared, or (z) information of the types described in clause (x) or (y) above from internal sources (including, but not limited to, pricing or other valuation models) that are, at the time of the determination, used by Clearing Member or an affiliate of Clearing Member in the regular course of its business for the valuation of similar transactions; provided, however, that Clearing Member will consider relevant quotations, prices, marks and other market data in accordance with (x) and (y) above, unless Clearing Member reasonably believes in good faith that relevant quotations, prices, marks and other market data are not readily available, or that consideration of a quotation, price, mark or piece of market data would produce a result that would not satisfy the Liquidation Standard;

(C)         without duplication of amounts determined under Sections 7(b)(i)(A) and 7(b)(i)(B) of this Cleared Derivatives Addendum, (x) the sum of (1) with respect to each Designated Transaction and Risk-reducing Transaction, all amounts that became due and remain unpaid to Clearing Member or a Clearing Organization from Customer on or prior to the relevant Close-out Date and (2) with respect to each Mitigation Transaction, all amounts that were paid by or became due (and remain unpaid) from Clearing Member or its affiliates to a Clearing Organization or another counterparty on or prior to the relevant Close-out Date (in each case, expressed as a positive number), and (y) the sum of (1) with respect to each Designated Transaction and Risk-reducing Transaction, all amounts that became due and remain unpaid to Customer from a Clearing Organization or Clearing Member on or prior to the relevant Close-out Date and (2) with respect to each Mitigation Transaction, all amounts that were paid or became due (and remain unpaid) to Clearing Member or its affiliates from a Clearing Organization or another counterparty on or prior to the relevant Close-out Date (in each case, expressed as a negative number); and

(D)         without duplication of amounts determined under Sections 7(b)(i)(A), 7(b)(i)(B) and 7(b)(i)(C) of this Cleared Derivatives Addendum, any and all reasonable, documented, out-of-pocket expenses (including, without limitation, booking, ticket, commission or similar fees imposed by a Clearing Organization or another Clearing Member, and external attorneys’ fees) and any costs of funding4 that Clearing Member or an affiliate of Clearing Member incurs in connection with the exercise of remedies under this Section 7 of this Cleared Derivatives Addendum (expressed as a positive number).

(ii)     Subject to Sections 7(c) and 7(d) of this Cleared Derivatives Addendum, and except as the parties may have otherwise agreed:

(A)         if a Termination Amount is a positive number, Customer will be obligated for such Termination Amount to Clearing Member; or

(B)         if a Termination Amount is a negative number, Clearing Member will be obligated for the absolute value of such Termination Amount to Customer.

(iii)    The Net Termination Amount in connection with a Close-out Event will be due and payable on the business day on which delivery of the Net Termination Amount Statement is effective. The Net Termination Amount in connection with a Tax Liquidation Event will be due and payable on the second business day following the business day on which delivery of the Net Termination Amount Statement is effective. Subject to Section 7(l) of this Cleared Derivatives Addendum, and except as the parties may have otherwise agreed:

(A)         if the Net Termination Amount is a positive number, Customer will be obligated for such Net Termination Amount to Clearing Member; or

(B)         if the Net Termination Amount is a negative number, Clearing Member will be obligated for the absolute value of such Net Termination Amount to Customer.

(c)           On or after the occurrence of a Liquidation Event and except as otherwise provided in the Agreement, Clearing Member, in addition to any other rights it has under the Agreement or otherwise, shall be entitled, acting in good faith, in a commercially reasonable manner and in accordance with Applicable Law, to:

(i)      (A) sell or otherwise dispose of or realize on any Credit Support received by Clearing Member and apply the proceeds of such Credit Support to any Termination Amounts or amounts due and owing from Customer to Clearing Member under the Cleared Derivatives Addendum or the Agreement; (B) set off or apply the value of any Credit Support received by Clearing Member against any Termination Amounts or amounts due and owing from Customer to Clearing Member under the Cleared Derivatives Addendum or the Agreement; and (C) set off or apply the value of any Credit Support received by Customer against amounts owed to Customer under the Cleared Derivatives Addendum (and Customer shall be liable for the excess, if any, of the amount of Credit Support received by Customer over amounts due and owing to Customer under the Cleared Derivatives Addendum or the Agreement);5

4             Note to Contracting Parties: Parties may wish to further define “costs of funding”. A sample definition of “Funding Costs” is set out below:

“Funding Costs” means, without duplication of any other amounts due from Customer hereunder, including interest costs in accordance with Section 7(g) of this Cleared Derivatives Addendum, the costs for the Clearing Member (or, as relevant, its affiliate) to borrow the amount of its (or, as relevant, its affiliate’s) own funds that, after application of any available Credit Support and Customer Balances, it (or, as relevant, its affiliate) has posted as margin or collateral reasonably attributable to a Designated Transaction, Risk-reducing Transaction or Mitigation Transaction, from the Liquidation Date to the Close-out Date[, calculated using an interest rate equal to [•]].

5             Note to Contracting Parties: Note that Clearing Member remedies with respect to Credit Support in Section 7(c)(i) of this Cleared Derivatives Addendum are limited to obligations under the Cleared Derivatives Addendum; parties may wish to expand provisions to include a broader set of obligations arising under the Agreement or otherwise. For example, the phrase “any obligations of Customer to Clearing Member under the Cleared Derivatives Addendum” could be amended to be “any obligations of Customer to Clearing Member under this Cleared Derivatives Addendum, the Agreement or otherwise” in each case in which such phrase appears in the provisions relating to Credit Support.

(ii)     sell, set off, apply or otherwise dispose of or realize on any or all of the cash and non-cash balances in the Customer’s Account and Cleared Derivatives Account (regardless of whether such balances were required to be held by Clearing Member in Customer’s Account or Cleared Derivatives Account in accordance with Applicable Law or in accordance with the Agreement) (such balances, “Customer Balances”6) and set off or apply the proceeds of such Customer Balances to any Termination Amounts or other obligations of Customer to Clearing Member under the Cleared Derivatives Addendum or the Agreement; and

(iii)    take such other or further actions as Clearing Member, acting in good faith and in a commercially reasonable manner, determines reasonably necessary or appropriate for the protection of its rights hereunder to the fullest extent permitted under Applicable Law.

(d)           Following the occurrence of a Liquidation Event, Clearing Member shall be entitled to retain all Credit Support and Customer Balances as security for all obligations of Customer to Clearing Member under the Cleared Derivatives Addendum and the Agreement; provided, however, that as soon as reasonably practicable following satisfaction in full of Customer’s obligations to Clearing Member under the Cleared Derivatives Addendum and the Agreement, Clearing Member will return to Customer any Credit Support or Customer Balances remaining after the liquidation, setoff and/or application under Section 7(c) of this Cleared Derivatives Addendum and the Agreement. Each party will remain liable for amounts owing, if any, and remaining unpaid by it after any liquidation, setoff and/or application under Section 7(c) of this Cleared Derivatives Addendum and the Agreement.

(e)           (i) No amounts that would otherwise be expressed as a negative number in Section 7(b) of this Cleared Derivatives Addendum that are due or that may become due from a Clearing Organization shall be taken into account in determining a Termination Amount, unless such amounts have been Paid to Clearing Member at or prior to the time of the calculation of a Termination Amount. If any such amounts are Paid by a Clearing Organization to Clearing Member at any time after the calculation of a Termination Amount, then Clearing Member shall, promptly after any receipt thereof, net and set off such amounts against, and reduce, any amounts owed by Customer in accordance with this Section 7 of this Cleared Derivatives Addendum that remain unpaid at such time, if any, and pay all such amounts that are not so netted or set off to Customer (and such amounts shall be held as Credit Support until netted, set off or paid to Customer in accordance with this Section 7(e) of this Cleared Derivatives Addendum), subject to any other available rights of setoff. For purposes of this Section 7(e) of this Cleared Derivatives Addendum, “Paid” means satisfied or discharged through the receipt of funds or the exercise of any right of setoff or netting.

(ii) Costs, losses or reductions in gains attributable to the default of a party to a Mitigation Transaction may not be taken into account in calculating a Termination Amount, unless the defaulting party is a Clearing Organization.

(f)            (i) The liquidation or deemed liquidation of a Designated Transaction or Risk-reducing Transaction (or portion thereof) under Section 7 of this Cleared Derivatives Addendum shall, if such liquidation or deemed liquidation does not result in an equivalent liquidation of such Designated Transaction or Risk-reducing Transaction (or portion thereof) in accordance with Clearing Organization rules, regulations or procedures, nonetheless be deemed an equivalent liquidation of such transaction for purposes of this Cleared Derivatives Addendum.

Similarly, the definition of “Credit Support” is limited to collateral or margin transferred in respect of Cleared Derivatives Transactions. Parties may wish to broaden the scope of Credit Support by deleting the phrase “with respect to one or more Cleared Derivatives Transactions” in the definition of “Credit Support”.

Parties should also note that there is little coordination between the close-out provisions of the Agreement and those of the Cleared Derivatives Addendum, other than Section 7(l) of this Cleared Derivatives Addendum, and parties may wish to provide for such coordination.

6             Note to Contracting Parties: “Customer Balances” is limited to cash and non-cash balances in Customer’s Cleared Derivatives Account in respect of Cleared Derivatives Transactions. Parties may wish to expand the scope of Customer Balances to include cash and non-cash balances that are not related to Cleared Derivatives Transactions (e.g., futures-related cash and non-cash balances) by deleting the phrase “in respect of one or more Cleared Derivatives Transactions” in the definition of “Customer Balances” and including balances in accounts other than Customer’s Cleared Derivatives Account.

(ii) Unless previously liquidated or deemed liquidated in accordance with Section 7 of this Cleared Derivatives Addendum, any Designated Transactions or Risk-reducing Transactions removed from Customer’s Cleared Derivatives Account by any means other than an Offsetting Transaction shall be deemed liquidated for purposes of Section 7 of this Cleared Derivatives Addendum and valued in accordance with Section 7(b)(i)(B) of this Cleared Derivatives Addendum, unless Applicable Law requires such removal and a valuation in accordance with Section 7(b)(i)(B) of this Cleared Derivatives Addendum would produce a result that would not satisfy the Liquidation Standard, in which event such valuation shall be performed as soon as reasonably practicable thereafter in accordance with the Liquidation Standard.

(g)           Subject to any limitation of liability provisions (howsoever described) in the Agreement, if Customer defaults in the performance of any payment obligation, Customer will, to the extent permitted by Applicable Law, be required to pay interest (before as well as after judgment) on the overdue amount to Clearing Member on demand in the same currency as such overdue amount, for the period from (and including) the original due date for such payment to (but excluding) the date of actual payment, at the rate agreed by the parties from time to time. If Customer defaults in the performance of any obligation required to be settled by delivery, it will compensate Clearing Member on demand if, and to the extent, provided for in the terms of the relevant Designated Transaction or elsewhere in the Agreement.

(h)           Subject to any limitation of liability provisions (howsoever described) in the Agreement, if Clearing Member defaults in the performance of any payment obligation, Clearing Member will, to the extent permitted by Applicable Law, be required to pay interest (before as well as after judgment) on the overdue amount to Customer on demand in the same currency as such overdue amount, for the period from (and including) the original due date for such payment to (but excluding) the date of actual payment, at the rate agreed by the parties from time to time. If Clearing Member defaults in the performance of any obligation required to be settled by delivery, it will compensate Customer on demand if, and to the extent, provided for in the terms of the relevant Designated Transaction or elsewhere in the Agreement.

(i)            For the avoidance of doubt, Sections 7(g) and 7(h) of this Cleared Derivatives Addendum will apply solely with respect to obligations arising under this Section 7 of this Cleared Derivatives Addendum, and will not apply to interest payable by Customer on debit balances or by Clearing Member on equity balances in Customer’s Cleared Derivatives Account in the ordinary course, which will be at the rate agreed by the parties from time to time.

(j)            From the Liquidation Date and until Clearing Member provides Customer with the statement described in Section 7(k) of this Cleared Derivatives Addendum with respect to such Liquidation Date, Clearing Member will provide Customer, upon Customer’s reasonable request, information relating to any Mitigation Transaction that Clearing Member or any of its affiliates intend to take into account in computing a Termination Amount.

(k)           On or as soon as reasonably practicable following the liquidation or deemed liquidation of all Designated Transactions and Risk-reducing Transactions, Clearing Member will provide to Customer a statement (the “Net Termination Amount Statement”):

(i)      showing, in reasonable detail, the calculation of all Termination Amounts (including the details of all Close-out Transactions, Risk-reducing Transactions and Mitigation Transactions, realized gains and losses on such transactions; the amount of any Credit Support and Customer Balances sold or otherwise disposed of and the amount of Credit Support and Customer Balances set off or otherwise applied against any Termination Amounts; and any other data or information used in making any such calculations);

(ii)     specifying all relevant quotations received by Clearing Member and its affiliates in connection with determining all Termination Amounts;

(iii)    specifying the Net Termination Amount; and

(iv)    giving details of the relevant account to which any amount payable to Clearing Member is to be paid.

(l)            Clearing Member shall be entitled to net: (i) any Net Termination Amount payable by it against any amounts due to it and unpaid by Customer under the Agreement and (ii) any amounts due and payable to Customer under the Agreement against any Net Termination Amount payable to Clearing Member. Nothing in this Section 7 of this Cleared Derivatives Addendum is intended to or shall limit or restrict any right that either party may have under this Cleared Derivatives Addendum or any other agreement or Applicable Law to set off any obligation (whether or not arising under this Cleared Derivatives Addendum) payable by such party against any obligation (whether or not arising under this Cleared Derivatives Addendum) payable to such party.7

Where one or more types of Cleared Derivatives Transactions have been margined on a portfolio basis with other transactions (whether cleared or uncleared), application of the Liquidation Standard may require Clearing Member to liquidate all such transactions on a combined (rather than standalone) basis. In recognition of the foregoing, Customer acknowledges and agrees that certain transactions may, in accordance with the Liquidation Standard, appropriately be liquidated later in time than would otherwise be the case had such transactions been margined on a standalone basis. In addition, Customer acknowledges and agrees that Cleared Derivatives Transactions of a particular type may, in accordance with the Liquidation Standard, appropriately be liquidated at different times, including, without limitation, in the case of Cleared Derivatives Transactions of a particular type carried simultaneously in multiple Customer account classes in accordance with applicable CFTC and Securities Exchange Commission segregation regimes.

(m)          Clearing Member may take advice from agents and affiliates regarding Clearing Member’s exercise of rights and remedies under this Cleared Derivatives Addendum and may delegate to an agent or affiliate the exercise of such rights and remedies; provided that Clearing Member shall be liable for actions of its agents and affiliates, and such delegation will not excuse any obligations of or any standards of conduct applicable to Clearing Member.

(n)           each of Clearing Member and Customer intends that Clearing Member’s rights and remedies benefit from the bilateral netting and8 clearing organization netting provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (“FDICIA”) (12 U.S.C. § 4401 et seq.), and any applicable safe harbor provisions of the Bankruptcy Code relating to commodity contracts or similar safe harbor provisions in any other applicable federal or state insolvency law.

(o)           Definitions. As used in this Cleared Derivatives Addendum:

“Close-out Date” means (i) with respect to each Designated and Risk-reducing Transaction, the date on which a Close-out Transaction was entered into in respect of such Designated Transaction or Risk-reducing Transaction or such Designated Transaction or Risk-reducing Transaction was otherwise liquidated or deemed liquidated and (ii) with respect to each Mitigation Transaction, the date on which such Mitigation Transaction ceases to be a Mitigation Transaction under this Cleared Derivatives Addendum.

“Close-out Transactions” means Offsetting Transactions and Sale/Novation Transactions.

7             Note to Contracting Parties: It may be appropriate in certain cases for the parties to include additional language with respect to portfolio margining and its potential effects on liquidation where the parties have agreed to portfolio margining. Sample language is provided below:

“Where one or more types of Cleared Derivatives Transactions have been margined on a portfolio basis with other transactions (whether cleared or uncleared), application of the Liquidation Standard may require Clearing Member to liquidate all such transactions on a combined (rather than standalone) basis. In recognition of the foregoing, Customer acknowledges and agrees that certain transactions may, in accordance with the Liquidation Standard, appropriately be liquidated later in time than would otherwise be the case had such transactions been margined on a standalone basis. In addition, Customer acknowledges and agrees that Cleared Derivatives Transactions of a particular type may, in accordance with the Liquidation Standard, appropriately be liquidated at different times, including, without limitation, in the case of Cleared Derivatives Transactions of a particular type carried simultaneously in multiple customer account classes in accordance with applicable CFTC and Securities Exchange Commission segregation regimes.”

8            Note to Contracting Parties: Parties should consider whether to include the reference to the bilateral netting provisions applicable to “financial institutions” under FDICIA.

“Credit Support” means with respect to a party to this Cleared Derivatives Addendum, collateral or margin (including any income paid or payable with respect to such collateral or margin) that has been transferred to or received by a party to this Cleared Derivatives Addendum as security or to provide setoff or netting rights (whether used to secure or provide setoff or netting rights with respect to current exposure or otherwise, but not as a settlement of gains or losses) and not subsequently returned by that party to the other party to this Cleared Derivatives Addendum. This Cleared Derivatives Addendum is not intended to affect the characterization of Credit Support for purposes other than the mechanics of this Section 7 of this Cleared Derivatives Addendum.

“Designated Transactions” means, with respect to a Close-out Event, all Cleared Derivatives Transactions, and, with respect to a Tax Liquidation Event, all Affected Transactions, in each case in respect of which a Liquidation Date has been designated or deemed designated.

“Liquidation Standard” means, with respect to determining whether and when to take a course of action, and in taking any such course of action, on or following a Liquidation Date, a standard that entails acting in good faith, in accordance with Applicable Law and using commercially reasonable procedures in order to produce a commercially reasonable result; provided further, that Clearing Member may effect Close–out Transactions, Risk-reducing Transactions and Mitigation Transactions with Clearing Member or Clearing Member’s affiliates, and an affiliate of Clearing Member may effect a Mitigation Transaction with Clearing Member or another of Clearing Member’s affiliates, only to the extent that such transactions are executed on an arm’s length basis and at then prevailing market prices, as determined in any commercially reasonable manner by Clearing Member; provided, however, if Clearing Member, acting reasonably and in good faith, determines there are no relevant prevailing market prices for such transactions at such time or that actively soliciting quotations for such transactions would produce prevailing market prices for such transactions that would not satisfy the Liquidation Standard, such transactions may be executed on an arm’s length basis at a commercially reasonable price.

“Mitigation Transactions” means, with respect to one or more Designated Transactions, one or more transactions, which may be cleared or uncleared, and which are not effected in Customer’s Cleared Derivatives Account (and thus are not Risk-reducing Transactions), effected by Clearing Member or an affiliate of Clearing Member on or after the Liquidation Date in order to hedge or reduce the risk of such Designated Transactions (or portions thereof) on an individual or a portfolio basis. For the avoidance of doubt, references to the “liquidation” or “deemed liquidation” of a Mitigation Transaction shall not require the termination or sale/novation of such transaction, but shall refer to the point in time that such transaction is no longer considered a Mitigation Transaction for purposes of this Cleared Derivatives Addendum.

“Net Termination Amount” means the sum of all Termination Amounts calculated in connection with a Liquidation Event, less the sum of the values of any Credit Support and Customer Balances that, in accordance with Section 7(c) of this Cleared Derivatives Addendum, have been set-off or otherwise applied to any Termination Amount or other amount calculated in connection with such Liquidation Event.

“Offsetting Transactions” means, with respect to one or more Designated Transactions or Risk-reducing Transactions, one or more Cleared Derivatives Transactions, effected in Customer’s Cleared Derivatives Account (which transactions may be executed with Clearing Member, an affiliate of Clearing Member or an unaffiliated third party) that (i) are cleared on the same Clearing Organization as such Designated Transactions or Risk-reducing Transactions; (ii) in accordance with applicable Clearing Organization rules, regulations and procedures, result in a proportional liquidation of such Designated Transactions and/or Risk-reducing Transactions; and (iii) are not Sale/Novation Transactions.

“Risk-reducing Transactions” means, with respect to one or more Designated Transactions, one or more cleared transactions effected in Customer’s Cleared Derivatives Account (which transactions may be executed with Clearing Member, an affiliate of Clearing Member or an unaffiliated third party) on or after the Liquidation Date in order to hedge or reduce the risk of such Designated Transactions (or portions thereof) on an individual or a portfolio basis and that are not Sale/Novation Transactions.

“Sale/Novation Transactions” means, with respect to one or more Designated Transactions or Risk-reducing Transactions, (x) one or more transactions (other than Offsetting Transactions and Risk-reducing Transactions) consisting of a sale, assignment, novation or any similar arrangement in accordance with which Clearing Member, an affiliate of Clearing Member or an unaffiliated third party (an “Assignee”) acquires all or part of such Designated Transactions and/or Risk-reducing Transactions, or (y) the obligations of Customer are otherwise substituted or replaced, in whole or in part, with the obligations of an Assignee (and the old obligations are extinguished).

8.             Tax Provisions.

(a)           Additional Amounts. Notwithstanding any provision of any Contract or Agreement to the contrary:

(i)      As of the date hereof, (A) neither Clearing Member nor Customer expects to deduct or withhold any tax, duty, fee, levy or charge that is imposed by any taxing authority in connection with any Cleared Derivatives Transaction (other than an Other Tax (as defined below)) (“Tax”) from any payment it makes with respect to a Cleared Derivatives Transaction, and (B) Clearing Member does not expect to receive any payment from a Clearing Organization pursuant to a Cleared Derivatives Transaction from which any deduction or withholding has been made for or on account of any Tax. For purposes of the preceding sentence, the word “Tax” shall not include any Tax imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code, as amended, as of the date hereof or any successor provisions (or the United States Treasury Regulations or other guidance issued thereunder) (“FATCA”). Clearing Member and Customer further agree to take commercially reasonable efforts to timely notify the other party of any changes in the expectations set forth in clauses (A) and (B) of this Section 8(a)(i) of this Cleared Derivatives Addendum.

(ii)     In the event that any payment made by Clearing Member or Customer is subject to deduction or withholding for or on account of Tax, then the party that is so required to deduct or withhold (“X”) will:

(A)         pay to the relevant authorities the full amount required to be deducted or withheld promptly upon determining that such deduction or withholding is required; and

(B)         promptly forward to the other party (“Y”) an official receipt (or a certified copy) or other documentation required by law, evidencing such payment to such authorities, and upon the reasonable request of Y computations setting forth in reasonable detail the amount of any such deduction or withholding payable by X.

(iii)    In the case of a payment made by Customer to Clearing Member, Customer shall pay to Clearing Member such additional amounts as may be necessary to ensure that the amounts received by Clearing Member are equal to the amounts Clearing Member is obligated to pay to the Clearing Organization with respect to such Cleared Derivatives Transaction after taking into account any withholding or deduction of Tax imposed on any such payment and any withholding or deduction of Tax imposed on the corresponding payment by Clearing Member to Clearing Organization; provided that Customer will not be required to pay any such additional amounts in respect of any Tax that would not have been imposed on the payment by Customer to Clearing Member but for:

(A)         a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and Clearing Member;

(B)         Clearing Member consolidating or amalgamating with, or merging with or into, or transferring all or substantially all of its business assets to, or reorganizing, reincorporating or reconstituting into or as, another entity (a “Clearing Member Merger”);

(C)         the failure of Clearing Member to comply with its obligations under Sections 8(e)(i) and 2(a)(v) of this Cleared Derivatives Addendum; or

(D)         the Clearing Member’s failure to satisfy the applicable requirements to establish that such payment is exempt from withholding under FATCA (“Clearing Member FATCA noncompliance”);

provided further that Customer will not be required to pay any such additional amounts in respect of any Tax that would not have been imposed on the payment by Clearing Member to Clearing Organization but for a Clearing Member Merger or the failure of Clearing Member to comply with its obligations under Section 8(e)(ii)(B) of this Cleared Derivatives Addendum.

(iv)     In the event that a payment made by Clearing Organization to Clearing Member is subject to deduction or withholding for or on account of any Tax (a “Clearing Organization Level Tax”), then the amount of the payment made by Clearing Member to Customer shall be equal to the after-tax amount received from the Clearing Organization with respect to Customer’s Cleared Derivatives Transaction, reduced by the amount of any Tax imposed on the payment from Clearing Member to Customer; provided that if Customer has complied with its obligations in accordance with Sections 2(b)(iv) and 8(e)(i) of this Cleared Derivatives Addendum, Clearing Member shall be obligated to pay to Customer such additional amounts as may be necessary to ensure that the amounts paid to Customer will equal the full amounts Customer would have received but for:

(A)         a Clearing Member Merger;

(B)         a Clearing Member FATCA noncompliance; or

(C)         failure of Clearing Member to comply with Section 8(e)(ii)(A) of this Cleared Derivatives Addendum.

(v)      A Tax for which a party is obligated to pay additional amounts in accordance with Sections 8(a)(iii) or (iv) of this Cleared Derivatives Addendum is referred to as an “Indemnifiable Tax.”

(b)            Tax Indemnity. If (i) any payment made by X under any Cleared Derivatives Transaction is subject to deduction or withholding for or on account of any Tax which is not an Indemnifiable Tax, (ii) X does not so deduct or withhold, and (iii) any liability resulting from such Tax is assessed directly against X then, except to the extent Y has satisfied or then satisfies the liability in a manner that eliminates X’s liability for such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest and penalties, except where such penalties are solely attributable to the gross negligence or willful misconduct of X). In addition, if (x) (A) any payment under a Cleared Derivatives Transaction made by Clearing Member to Clearing Organization is subject to deduction or withholding for or on account of any Tax, other than as a result of a Clearing Member Merger or the failure of Clearing Member to comply with its obligations under Section 8(e)(ii)(B) of this Cleared Derivatives Addendum, or on account of any Other Tax or (B) any payment under a Cleared Derivatives Transaction made by Clearing Organization to Clearing Member is subject to deduction or withholding for or on account of any Clearing Organization Level Tax, other than as a result of a Clearing Member Merger, Clearing Member FATCA noncompliance or the failure of Clearing Member to comply with its obligations under Section 8(e)(ii)(A) of this Cleared Derivatives Addendum, or on account of any Other Tax; (y) Clearing Member or Clearing Organization does not so deduct or withhold (or pay the Other Tax); and (z) any liability resulting from such Tax, Clearing Organization Level Tax or Other Tax (including any related liability for interest and penalties) is assessed directly against Clearing Member, or is assessed directly against Clearing Organization and Clearing Organization, pursuant to its rules, requires Clearing Member to indemnify Clearing Organization for any such liability, Customer will promptly pay to Clearing Member an amount equal to such liability (including any withholding or deduction of Tax imposed on or in respect of Clearing Member’s payment to satisfy such liability).

(c)           Other Taxes. Each Customer will pay any stamp, registration, documentation, excise (including insurance premium excise), sales, value added, transaction (including financial transaction) tax or similar tax (“Other Tax”) levied or imposed upon it or in respect of its execution, performance or enforcement of any Agreement, contract or transaction in connection with any Cleared Derivatives Transaction and will indemnify Clearing Member against any such Other Tax levied or imposed upon Clearing Member or in respect of Clearing Member’s execution, performance or enforcement of any Agreement, contract or transaction in connection with any Cleared Derivatives Transaction (including, for the avoidance of doubt, as required to fulfill any indemnity to a Clearing Organization relating to an Other Tax). Clearing Member shall use reasonable efforts to avoid the imposition of any Other Taxes; provided, however that such efforts shall not require Clearing Member to incur additional costs or regulatory burdens that Clearing Member considers in its good faith reasonable judgment to be material.

(d)            Tax Liquidation Events. If, as a result of a Clearing Member Merger or a Change in Tax Law (as defined below), on the next succeeding payment date Clearing Member will, or there is a substantial likelihood that it will, either:

(i)      not be entitled to receive additional amounts under Section 8(a)(iii) of this Cleared Derivatives Addendum (other than pursuant to Sections 8(a)(iii)(C) and (D) of this Cleared Derivatives Addendum) with respect to a Cleared Derivatives Transaction; or

(ii)     be required to pay additional amounts pursuant to Section 8(a)(iv) of this Cleared Derivatives Addendum (other than pursuant to Section 8(a)(iv)(B) and (C) of this Cleared Derivatives Addendum) with respect to a Cleared Derivatives Transaction,

(in either case, a “Tax Liquidation Event”), then such Clearing Member shall have the right to terminate any Cleared Derivatives Transactions so affected by the Tax Liquidation Event (the “Affected Transactions”) in accordance with the provisions of Section 7 of this Cleared Derivatives Addendum, unless Customer and Clearing Member agree that:

(x) Customer shall pay to Clearing Member any additional amounts to which Clearing Member would otherwise have been entitled in the absence of Sections 8(a)(iii)(A) and (B) of this Cleared Derivatives Addendum; and

(y) Customer will not be entitled to receive additional amounts pursuant to Section 8(a)(iv) of this Cleared Derivatives Addendum, as applicable.

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Cleared Derivatives Transaction.

Nothing in this Section 8(d) of this Cleared Derivatives Addendum is intended to restrict any rights Customer otherwise has to transfer its positions in the Affected Transaction(s) to another Clearing Member (the “Receiving Clearing Member”). Subject to any provision of any Contract or Agreement to the contrary, if pursuant to a Clearing Member Merger a Tax Liquidation Event has occurred and is continuing (and provided that no Event of Default with respect to Customer has occurred and is continuing), Clearing Member shall indemnify and hold Customer harmless from and against any booking, ticket, commission or similar fees imposed by the Clearing Member or by a Receiving Clearing Member, or similar fees imposed under the rules of a Clearing Organization, in each case incurred by a Customer as a result of Customer’s transfer of the balances and positions in Customer’s Cleared Derivatives Account to a Receiving Clearing Member.

(e)            Tax Documents.

(i)      Clearing Member – Customer Tax Documents. Clearing Member and Customer each agree to deliver to the other party, or, in certain cases under subparagraph (B) below, to such government or taxing authority as the other party reasonably directs:

(A)         Any forms, documents or certificates relating to taxation (a “Tax Document”) specified in the Schedule; and

(B)         Upon reasonable demand by the other party, any Tax Document that may be required or reasonably requested in writing in order to allow such other party to make a payment under a Cleared Derivatives Transaction without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate;

in each case by the date specified in the Schedule or, if none is specified, as soon as reasonably practicable. A form, document or certificate shall not qualify as a Tax Document provided by a party unless it is valid, accurate and completed in a manner reasonably satisfactory to the other party, and is executed and delivered with any reasonably required certification.

(ii)     Clearing Organization – Clearing Member Tax Documents.

(A)         Clearing Member agrees to provide to Clearing Organization (1) any Tax Document specified in the Clearing Organization’s rules and (2), upon reasonable demand by such Clearing Organization, any Tax Document that may be required or reasonably requested in writing in order to allow Clearing Organization to make a payment under a Cleared Derivatives Transaction without any deduction or withholding for or on account of any Clearing Organization Level Tax or with such deduction or withholding at a reduced rate; and

(B)         Clearing Member agrees to request from Clearing Organization any Tax Document that may be required in order to allow Clearing Member to make a payment to Clearing Organization under a Cleared Derivatives Transaction without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate;

in each case as soon as reasonably practicable.

(f)            Margin. For purposes of this Section 8 of this Cleared Derivatives Addendum, any interest or other payment made in respect of margin, or to the extent relevant any amount paid on any other amount treated as collateral, that is provided in respect of a Cleared Derivatives Transaction shall be treated as a payment under the Cleared Derivatives Transaction.

(g)           Other Provisions.

(i)      For the avoidance of doubt, nothing in this Section 8 of this Cleared Derivatives Addendum is intended to affect in any way the application of any Clearing Organization rules to payments made to, or received by, a Clearing Organization under a Cleared Derivatives Transaction.

(ii)     For the avoidance of doubt, this Cleared Derivatives Addendum shall be interpreted in a manner consistent with treating any interest paid under a Cleared Derivatives Transaction as paid on an obligation in registered form for purposes of Section 871(h) of the Internal Revenue Code, as amended, as of the date hereof or any successor provision.

(iii)    In the event that Cleared Derivatives Transactions include any equity swap transaction that is subject to tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Internal Revenue Code, as amended, as of the date hereof or any successor provision, with respect to that transaction, Customer and Clearing Member agree to negotiate in good faith to make such modifications to Section 8 of this Cleared Derivatives Addendum as may be appropriate.

9.             Relationship to Agreement; Inconsistency. In the event of a conflict between the provisions of the Agreement and the provisions of this Cleared Derivatives Addendum, the provisions of this Cleared Derivatives Addendum will govern with respect to the subject matter of this Cleared Derivatives Addendum.

10.           Required Disclosure. As of the date of this Cleared Derivatives Addendum, the Securities and Exchange Commission (“SEC”) requires Clearing Member to disclose to Customer the following:

(a)           the SEC does not regulate Clearing Member with respect to the capacity in which it is acting hereunder for Cleared Derivatives Transactions;

(b)           funds and collateral held by Clearing Member for Cleared Derivatives Transactions will be held in an account class designated for Cleared Derivatives Transactions under Applicable Law but will not be afforded protection under SEC Rules 8c-1, 15c2-1, 15c3-2 or 15c3-3 or under the Securities Investor Protection Act of 1970, and will not be entitled to Securities Investor Protection Corporation (“SIPC”) coverage or excess SIPC insurance coverage and, in the unlikely event of Clearing Member’s insolvency, Customer’s rights shall be determined pursuant to the commodity broker liquidation provisions of the Bankruptcy Code and the CFTC’s Part 190 Rules; and in an insolvency proceeding, the insolvency law of the applicable jurisdiction may affect Customer’s ability to recover funds and securities, or the speed of any such recovery.

In Witness Whereof, the parties have executed this Cleared Derivatives Addendum to the Agreement on the respective dates specified below with effect from the date specified on the first page of this Cleared Derivatives Addendum.

UNITED STATES COMMODITY INDEX FUNDS TRUST, a Delaware statutory trust (the “Trust”), on behalf of each series thereof listed on Appendix A to this Agreement as it may be amended from time to time, severally and not jointly (each a “Fund” or “Customer” and collectively, the “Funds”),	RBC CAPITAL MARKETS LLC

BY: United States Commodity Funds LLC, as sponsor

By:		By:

Name:	John P. Love	Name:

Title:	President and CEO	Title:

Date:	June 1, 2018	Date:

[FIDUCIARY, in its individual corporate capacity with respect to the representations and warranties contained in Section 2]

By:

Name:

Title:

Date:

SCHEDULE

TO THE

CLEARED DERIVATIVES ADDENDUM

dated as of June 1, 2018 between

RBC Capital Markets, LLC ( “Clearing Member”) and United States Commodity Index Funds Trust (“Customer”)

The following terms and conditions (the “Schedule”) will supplement the Cleared Derivatives Addendum between Clearing Member and Customer with respect to the Cleared Derivatives Transactions (as defined herein).

Accordingly, the parties agree as follows:

(a) Agreement Name: Futures and Cleared Derivatives Transactions Customer Account Agreement.

(b) Clearing Member: RBC Capital Markets, LLC

Payee Tax Representation. For the purpose of Section 2(a)(v) of the Cleared Derivatives Addendum, Clearing Member makes the following representations:

(i)      It is organized as a limited liability company under the laws of Minnesota,

(ii)     It is treated as a partnership for U.S. federal income tax purposes, and

(iii)    It is a “U.S. person” (as that term is defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended).

ERISA Representations. For the purpose of Section 2 of the Cleared Derivatives Addendum, Clearing Member does not make any representations.

Tax Form. For the purpose of Section 8(e)(i)(A) of the Cleared Derivatives Addendum, Clearing Member agrees to deliver Form W-9 or any successor of such form completed accurately and in a manner reasonably acceptable to Customer, (1) upon execution of this Agreement, (2) promptly upon reasonable demand by Customer, and (3) promptly upon learning that the information on any such previously delivered Form is inaccurate or incorrect.

(c) Customer:

Payee Tax Representation. For the purpose of Section 2(b)(iv) of the Cleared Derivatives Addendum, Customer, and where Customer is an agent, each principal for whom Customer acts as agent, makes the representations specified in the Tax Representations and Forms Annex.

ERISA Representations. For the purpose of Section 2 of the Cleared Derivatives Addendum, Customer makes the representations in 3.1(h) of the Agreement or Schedule 2 of the Agreement.

Tax Form. For the purpose of Section 8(e)(i)(A) of the Cleared Derivatives Addendum, Customer, and where Customer is an agent, each principal for whom Customer acts as agent, agrees to deliver the Tax Forms, or any successors of such forms, described in the Tax Representations and Forms Annex, completed accurately and in a manner reasonably acceptable to Clearing Member, .(1) upon execution of this Agreement, (2) promptly upon reasonable demand by Clearing Member, and (3) promptly upon learning that the information on any such previously delivered Form is inaccurate or incorrect.

In Witness Whereof, the parties have executed this Schedule to the Cleared Derivatives Addendum to the Agreement on the respective dates specified below with effect from the date specified on the first page of this Cleared Derivatives Addendum.

UNITED STATES COMMODITY INDEX FUNDS TRUST, a Delaware statutory trust (the “Trust”), on behalf of each series thereof listed on Appendix A to this Agreement as it may be amended from time to time, severally and not jointly (each a “Fund” or “Customer” and collectively, the “Funds”),	RBC CAPITAL MARKETS, LLC

BY: United States Commodity Funds LLC, as sponsor

By:		By:

Name:	John P. Love	Name:

Title:	President and CEO	Title:

Date:	June 4, 2018	Date:

[FIDUCIARY, in its individual corporate capacity with respect to the representations and warranties contained in Section 2]

By:

Name:

Title:

Date:

TAX REPRESENTATIONS AND FORMS ANNEX TO THE

SCHEDULE TO THE CLEARED DERIVATIVES ADDENDUM

CUSTOMER NAME (or, where Customer is an agent, the name of the principal who is making the representations and providing the documents):

UNITED STATES COMMODITY INDEX FUNDS TRUST

For purposes of the representations made in this Annex:

“Beneficial owner” has the meaning ascribed to it by Section 1.1441-1(c)(6) of the U.S. Treasury Regulations.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Specified Treaty” means the income tax convention or treaty between the [insert jurisdiction of Customer, or, where Customer is an agent, the jurisdiction of the principal who is making the representations and providing the documents] and the Government of the United States.

“Specified Jurisdiction” means the United States.

Instructions: Check one box.

☒	U.S. Entity

(A)	(i) It is a statutory trust organized under the laws of the State of Delaware, and (ii) it is a “U.S. person” as that term is defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended (“the Code”).

(B)	It will deliver a U.S. Internal Revenue Service Form W-9.

☐	Non-U.S. Corporation

(A)	(i) It is organized under the laws of [insert type of entity] and (ii) it is a foreign corporation for U.S. federal income tax purposes.

(B)	It is a “foreign financial institution” (“FFI”) within the meaning of section 1471(d) of the Code, it has a GIIN number, and that number is: _______________________.

(C)	In respect of a Cleared Derivative Transaction where it is acting through an office or discretionary agent located in the United States, (i) each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States, and (ii) it will deliver a U.S. Internal Revenue Service Form W-8ECI.

(D)	In every other case, (i) each payment received or to be received by it will be received by a “foreign person” and a “non-U.S. branch of a foreign person” (as those terms are used in Sections 1.6041-4(a)(4) and 1.1441-4(a)(3)(ii), respectively, of the United States Treasury Regulations), (ii) no part of any payments received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States, (iii) it is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction, and (iv) it will deliver a U.S. Internal Revenue Service Form W-8BEN-E of each office or branch of Customer through which Customer is considered to be acting for purposes of FATCA, provided, however, that where Customer is an agent and the foregoing representations are made by the principal, such forms will be delivered by each office or branch of the principal through which such principal is considered to be acting for purposes of FATCA.

☐	Nonwithholding Foreign Partnership

A.	(i) It is organized under the laws of [insert type of entity] and (ii) it is a Nonwithholding Foreign Partnership for U.S. federal income tax purposes.

B.	It is a “foreign financial institution” (“FFI”) within the meaning of section 1471(d) of the Code, it has a GIIN number, and that number is: ______________________.

C.	It will deliver a U.S. Internal Revenue Service Form W-8IMY and transmit U.S. Internal Revenue Service tax forms of the beneficial owners and the associated withholding statement as required by Form W-8IMY. For purposes of the representations made in this Annex, “beneficial owner” has the meaning ascribed to it by Section 1.1441-1(c)(6) of the U.S. Treasury Regulations.

D.	Where the beneficial owner’s tax form is U.S. Internal Revenue Service Form W-8BEN-E, the beneficial owner (i) is organized under the laws of [insert type of entity], (ii) is a foreign corporation for U.S. federal income tax purposes, (iii) will deliver a U.S. Internal Revenue Service Form W-8BEN-E for each office or branch through which it is considered to be acting for purposes of FATCA, and (iv) each payment received or to be received by the beneficial owner will be received by a “foreign person” and a “non-U.S. branch of a foreign person” (as those terms are used in Sections 1.6041-4(a)(4) and 1.1441-4(a)(3)(ii), respectively, of the United States Treasury Regulations), (v) no part of any payments received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States, (vi) it is a “foreign financial institution” (“FFI”) within the meaning of section 1471(d) of the Code, it has a GIIN number, and that number is: _______________________, and (iv) with respect to any payment under this Agreement that is treated as interest for U.S. federal income tax purposes, the beneficial owner either (a) is not a bank within the meaning of Section 881(c)(3)(A) of the Code or (b) no part of such interest payment received or to be received constitutes a payment on an extension of credit made by it pursuant to a loan agreement entered into the ordinary course of its trade or business, within the meaning of Section 881(c)(3)(A) of the Code.

E.	Where the beneficial owner’s tax form is U.S. Internal Revenue Service Form W-9, the beneficial owner (i) is a [insert type of entity] organized under the laws of [insert applicable jurisdiction], (ii) is a “U.S. person” as that term is defined in Section 7701(a)(30) of the Code, and (iii) will deliver a U.S. Internal Revenue Service Form W-9.

SCHEDULE 2

Addendum for Customers Covered by ERISA

(To be Completed by an Employee Benefit Plan Customer and Its Trading Advisor)

If Customer is a Plan, as defined below, Customer agrees that the following terms shall be applicable to and shall constitute a part of the Futures and Cleared Derivatives Transactions Customer Agreement to which this Addendum is attached, including any other Addendums (the “Agreement”), and all capitalized terms used but not defined in this Addendum shall have the respective meanings assigned to such terms in the Agreement:

1.             Additional Definitions.

“Applicable Law” as defined in the Agreement shall include Part 4 of Title I of ERISA, Section 4975 of the Code, or any provision of U.S. federal state or local law, or a non-U.S. law governing similar employee benefit plans which imposes requirements similar to those found in part 4 of Title I of ERISA or in Section 4975 of the Code.

“Code” means the Internal Revenue Code of 1986 (the “Code”).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Investment Fiduciary” means the person or entity with authority to direct the management and disposition of a Plan’s assets which are invested pursuant to the Agreement, and which has signed this Addendum as Investment Fiduciary.

“Plan” means (i) an employee benefit plan subject to Part 4 of Title I of ERISA, (ii) any plan to which section 4975 of the Code applies, (iii) any employee benefit plan which is subject to Applicable Law or (iv) any entity whose underlying assets include assets of a Plan described in subparagraph (i), (ii) or (iii) by reason of such Plan’s investment in such entity.

2.             Additional Representations, Warranties and Agreements of Customer.

Customer continuously represents and warrants to RBCCM, and agrees with RBCCM as follows, and if Customer is an entity described in clause (iv) of the definition of Plan, it has authority to and makes such representations, warranties and agreements with respect to itself and each Plan which invests in Customer:

(a) the investment Fiduciary signing this Addendum on behalf of Customer has all power and authority necessary to execute this Addendum and to make all representations, warranties and agreements in this Addendum on behalf of Customer; and

(b) Customer’s entering into and performance of the Agreement are authorized and permissible under the laws, regulations, rules and governing documents applicable to Customer.

3.             Representations, Warranties and Agreements of Investment Fiduciary.

Investment Fiduciary continuously represents and warrants to RBCCM, and agrees with RBCCM as follows, in its individual and fiduciary capacity:

(a) it is authorized and empowered to execute and deliver the Agreement, which constitute a valid and binding agreement of Customer in accordance with its terms, it shall cause Customer to perform all of the agreements on Customer’s part to be performed under the Agreement, and its entering into and performance of the Agreement are authorized and permissible under the laws, regulations, rules and governing documents applicable to Investment Fiduciary;

(b) no information provided by RBCCM or any of its employees has formed or will form a primary basis for its investment decisions on behalf of Customer;

(c) it is and shall be a “fiduciary” within the meaning of ERISA, the Code or Applicable Law, as applicable, with respect to Customer, and has determined that the purchase and sale of Contracts by Customer is appropriate for Customer and permissible under the laws, regulations, rules and governing documents applicable to Customer;

(d) it is either: (i) a commodity trading advisor registered as such pursuant to the CEA and a member of the NFA and it either has furnished Customer with a copy of its commodity trading advisor disclosure document, which disclosure document fully complies with the requirements of CFTC Regulation 4.31, or it is exempt from being required to deliver such a disclosure document to Customer pursuant to CFTC Regulation 4.7; or (ii) not required to be registered as a commodity trading advisor;

(e) it is solely responsible for satisfying the requirements of Section 404(b) of ERISA and any regulations promulgated thereunder with respect to Customer’s assets in the Account;

(f) it has received a schedule of all fees applicable to the Account, and it has determined that such fees are appropriate and reasonable in amount; and

(g) prior to entering into the Agreement, it has considered any tax considerations of the purchase and sale of Contracts by Customer that it, in light of its fiduciary obligations, deems appropriate.

4.             Representations, Warranties and Agreements of Customer and Investment Fiduciary.

Each of Customer and Investment Fiduciary, the latter in its fiduciary and individual capacity, continuously represent and warrant to RBCCM and agrees, on a several, and not a joint basis, at all times as follows:

(a) it does not regard RBCCM or any of its employees as a “fiduciary” (within the meaning of ERISA, the Code or Applicable Law, as applicable) with respect to Customer’s assets in the Account, including, without reservation, by virtue of RBCCM’s reservation or exercise of any rights RBCCM has in connection with the Agreement; and

(b) neither its entering into nor its performance of the Agreement constitutes or will constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a transaction that is similarly prohibited or restricted under Applicable Law

5.             Additional Customer Defaults.

The following events, in addition to those specified in the Events of Default section of the Agreement, shall constitute Customer events of default giving rise to all of the rights and remedies of RBCCM as specified in the Remedies section of the Agreement:

(a) (i) a “reportable event” described in Section 4043(c) of ERISA (other than a reportable event with respect to which the 30-day notice requirement has been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) by regulation) or an event described in Section 4043(b) of ERISA occurs with respect to Customer; (ii) either (1) a notice of intent to terminate the Customer is or is required to be filed with the PBGC under Title IV of ERISA, (2) participants and retirees under the Customer are notified of a proposed termination of the Customer or (3) the Customer is terminated; (iii) the PBGC institutes proceedings to terminate, or causes a trustee to be appointed to administer, the Customer; (iv) either (1) Customer fails to meet the minimum funding standards described in Section 412 of the Code or Section 302 of ERISA, whether or not waived or (2) any contribution required to be made to Customer under the Code, ERISA or Applicable Law is not made when due; (v) the authority of the Investment Fiduciary to act on behalf of the Customer is terminated unless, concurrently therewith, a successor Investment Fiduciary, acceptable to RBCCM in its sole discretion, is duly appointed and such successor executes documentation satisfactory to RBCCM in its sole discretion; and (vi) any representation or warranty made or repeated or deemed to have been made or repeated herein by Customer or Investment Fiduciary proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated.

(b) Any of the events set forth in Events of Default section of the Agreement occurs with respect to any settlor of Customer or any plan sponsor of Customer.

6.             Plan Assets.

The Investment Fiduciary, in its fiduciary and individual capacity, Customer and RBCCM each agree at all times during the term of the Agreement that any assets pledged as margin for Contracts in connection with this Agreement do not and will not constitute “plan assets” within the meaning of the Department of Labor’s plan asset regulation at 29 CFR Section 2510.3-101 as modified in application by Section 3(42) of ERISA.

7.             Compensation.

Plan administrators of investors that are subject to ERISA may be required to report on Form 5500 Annual Return/Report compensation paid to service providers, including for this purpose, compensation paid to RBCCM under the Agreement. The descriptions contained in the Agreement of fees and commissions are intended to satisfy the disclosure requirements for “eligible indirect compensation” for Schedule C of Form 5500.

Customer, ________________________________.

By/Signature:

Name:

Title:

Date:

Investment Fiduciary, ____________________________, not individually, but solely in its capacity as Advisor of Customer.

By/Signature:

Name:

Title:

Date:

APPENDIX A

UNITED STATES COMMODITY INDEX FUNDS TRUST – Series funds

United States Commodity Index Fund
United States Copper Index Fund